Exhibit 10.8

LEASE
BY AND BETWEEN
SPRINGPARK PLACE LLC
(AS LANDLORD)
AND
HAWKEYE 360, INC.
(AS TENANT)
450 & 485 Spring Park Place
Herndon, Virginia 20170

TOC
EXHIBIT A-1    -- Plan Showing the 450 Premises
EHHIBIT A-2    -- Plan Showing the 485 Premises
EXHIBIT B    -- Work Agreement
EXHIBIT C    -- Rules and Regulations
EXHIBIT D    -- Form of Certificate
EXHIBIT E    -- Rules for Contractors
EXHIBIT F    -- Form of Letter of Credit
EXHIBIT G    -- Parking Facilities
EXHIBIT H    -- Form of SNDA
EXHIBIT I    -- Premises HVAC Units
i

LEASE
THIS LEASE (this “Lease”) is dated as of the 12th day of June, 2023 (the “Effective Date”), by and between SPRINGPARK PLACE LLC, a Delaware limited liability company (“Landlord”), and HAWKEYE 360, INC. a Delaware corporation (“Tenant”).
ARTICLE I
DEFINITIONS
1.1    Buildings: (i) a two (2) story building containing approximately sixty-three thousand six hundred and ninety-seven (63,697) square feet of total rentable area of office space and located at 450 Springpark Place, Herndon, Virginia (the “450 Building”) and (ii) a one (1) story building containing approximately forty-two thousand six-hundred and thirty-six (42,636) square feet of total rentable area of office space and located at 485 Springpark Place, Herndon, Virginia (the “485 Building”). The 450 Building and 485 Building are collectively referred to as the “Buildings” and sometimes individually referred to each as a “Building.” As of the Effective Date, the Buildings are part of the Spring Park office complex (the “Office Park”).
1.2    Premises: Approximately 33,376 rentable square feet of space consisting of the following: (i) approximately 12,678 rentable square feet comprising a portion of the first (1st) floor of the 450 Building, shaded and outlined on Exhibit A-1 attached hereto, and known as Suite 500 (the “450 Premises”); and (ii) approximately 20,698 rentable square feet comprising a portion of the first (1st) floor of the 485 Building, shaded and outlined on Exhibit A-2 attached hereto, and known as Suites 300 and 400 (the “485 Premises”). Such measurements have been determined based upon Modified BOMA Industrial 2012 (“BOMA”). All references to the rentable area of the Premises or Building mean measurements done pursuant to BOMA. The 450 Premises and 485 Premises are collectively referred to in this Lease as the “Premises.”
1.3    Lease Term: The period commencing on the 450 Lease Commencement Date and ending on February 28, 2030 (i.e., the last day of the sixty-seventh (67th) full calendar month from the 485 Lease Commencement Date), subject to the Extension Option set forth in Article XXV hereof.
1.4    Lease Commencement Date: (i) with respect to the 450 Premises, the date (the “450 Lease Commencement Date”) which is the earlier to occur of (a) substantial completion of the Improvement Work for the 450 Premises or (b) October 1, 2023; and (ii) with respect to the 485 Premises, August 1, 2024 (the “485 Lease Commencement Date”).
1.5    Intentionally Omitted.
1.6    Lease Expiration Date: February 28, 2030 (i.e., the last day of the sixty-seventh (67th) full calendar month from the 485 Lease Commencement Date).
1.7    Lease Year: Each period of twelve (12) consecutive months commencing on the 450 Lease Commencement Date, and each successive twelve (12) month period thereafter;

provided, however, that if the 450 Lease Commencement Date is not the first day of a month, then the first Lease Year shall end on the last day of the twelfth (12) full calendar month following the 450 Lease Commencement Date.
1.8    Base Rent:
(a)    The initial base rent for the 450 Premises (the “450 Premises Base Rent”) shall be Twenty-Six and 88/100 Dollars ($26.88) per square foot of rentable area of the 450 Premises; and on the first day of each Lease Year thereafter the 450 Premises Base Rent in effect for the immediately preceding Lease Year shall be increased by 2.75% of such 450 Premises Base Rent.
(b)    The initial base rent for the 485 Premises (the “485 Premises Base Rent”, and together with the 450 Premises Base Rent, the “Base Rent”) shall be determined as of the 485 Lease Commencement Date which shall be the same Annual Base Rent per Square Foot rate then applicable for the 450 Premises Base Rent, and shall escalate at the same time and at the same rate as the 450 Premises Base Rent.
(c)    The schedule of Base Rent is set forth below:

Lease Year	Annual Base Rent per Square Foot	450 Premises		485 Premises		Total Base Rent
		Annual Base Rent*	Monthly Base Rent	Annual Base Rent*	Monthly Base Rent	Total Annual Base Rent*	Total Monthly Base Rent
1	$26.88	$340,784.64	$28,398.72	$556,362.24	$46,363.52	$897,146.88	$74,762.24
2	$27.62	$350,166.36	$29,180.53	$571,678.76	$47,639.90	$921,845.12	$76,820.43
3	$28.38	$359,801.64	$29,983.47	$587,409.24	$48,950.77	$947,210.88	$78,934.24
4	$29.16	$369,690.48	$30,807.54	$603,553.68	$50,296.14	$973,244.16	$81,103.68
5	$29.96	$379,832.88	$31,652.74	$620,112.08	$51,676.01	$999,944.96	$83,328.75
6	$30.78	$390,228.84	$32,519.07	$637,084.44	$53,090.37	$1,027,313.28	$85,609.44
7	$31.63	$401,005.14	$33,417.10	$654,677.74	$54,556.48	$1,055,682.88	$87,973.57
*Annualized and subject to the abatement set forth in Section 4.4 hereof.
§ Applicable from and after the 485 Lease Commencement Date.
1.9    Base Year: 2024.
1.10    Tenant’s Proportionate Share: 19.90% with respect to the 450 Premises; 48.55% with respect to the 485 Premises, subject to Section 5.4.
1.11    Intentionally Omitted.
1.12    Security Deposit Amount: Eight Hundred Ninety-Seven Thousand One Hundred Forty-Six and 88/100 Dollars ($ 897,146.88), subject to Section 11.4 of this Lease.
1.13    Broker(s): Cushman & Wakefield of Virginia, LLC (“Tenant’s Broker”) and Avison Young (“Landlord’s Broker”) (collectively, the “Brokers”).

1.14    Tenant Notice Address: 485 Springpark Place, Suite 400, Herndon, VA 20170, until Tenant has commenced beneficial use of the 450 Premises, and the 450 Premises after Tenant has commenced beneficial use of the 450 Premises.
1.15    Landlord Notice Address: c/o Penzance DC Real Estate Fund Properties, LLC, 1680 Wisconsin Avenue, Suite 300, Washington, DC 20007, Attention: Property Manager, with a required copy to Penzance DC Real Estate Fund Properties, LLC, 1680 Wisconsin Avenue, Suite 300, Washington, DC 20007, Attention: General Counsel.
1.16    Building Hours: 8:00 a.m. to 6:00 p.m. on Monday through Friday (excluding legal public holidays) and 9:00 a.m. to 1:00 p.m. on Saturday (excluding legal public holidays), and such other hours, if any, as Landlord from time to time determines.
1.17    Guarantor: N/A.
1.18    Landlord Payment Address: Springpark Place LLC (470), P.O. Box 821364, Philadelphia, PA 19182-1364.
ARTICLE II
PREMISES
2.1    Landlord hereby conveys, bargains, grants and leases a leasehold interest in the Premises to Tenant, and Tenant hereby leases a leasehold interest in the Premises from Landlord, for the Lease Term and upon the terms and conditions hereinafter provided. Tenant shall finish the Premises in accordance with, and subject to the provisions set forth in the Work Agreement attached hereto as Exhibit B (the “Work Agreement”). It is understood and agreed that Landlord will not make, and is under no obligation to make, any structural or other alterations, decorations, additions or improvements in or to the Premises from its “as is” condition. Tenant’s taking possession of the Premises shall be conclusive evidence that the Premises were in good order and satisfactory condition when Tenant took possession. No representation regarding the condition of the Premises, the Land (hereinafter defined) or either Building, have been made by or on behalf of Landlord or relied upon by Tenant. Notwithstanding the foregoing, if the common areas of either Building or any base Building systems or structure are in violation of any applicable Law (hereinafter defined), and such violation would have a material adverse effect on Tenant’s use of the Premises, then Landlord shall, promptly after Tenant provides to Landlord written notice of such violation, cure such violation. No easement for light and air is incorporated in the Premises. Tenant acknowledges and agrees that, prior to the execution of this Lease by Tenant, Tenant has been given the opportunity to measure the space comprising the Premises and confirm the rentable area thereof. The rentable area of the Premises set forth in Section 1.2 (as such 450 Premises and 485 Premises are depicted on Exhibit A-1 and Exhibit A-2, respectively) shall conclusively be deemed to be the rentable area of the Premises for purposes of this Lease.
2.2    Tenant will have the non-exclusive right to use the common and public areas of the 450 Building and 485 Building. The “common areas” of each Building and Land (hereinafter defined) shall mean, as applicable, any lobby area, stairs and public restrooms of such Building, parking areas, walkways, landscaped areas, loading and service areas on the Land and other areas of such Building and Land designated by Landlord for non-exclusive and common use or benefit of occupants of the Building and others as Landlord may determine. Except as may otherwise be expressly provided in this Lease, the lease of the Premises does not include the right to use the roof, mechanical rooms, electrical closets, janitorial closets, telephone rooms, parking areas or other non-common or non-public areas of either Building.
2.3    Intentionally Omitted.
2.4    Provided Tenant has delivered to Landlord evidence reasonably satisfactory to Landlord that all insurance required to be carried by Tenant and its contractor hereunder is effective, Tenant shall have access to the 450 Premises and 485 Premises upon delivery of possession of such 450 Premises and 485 Premises, as applicable, by Landlord to Tenant; provided, however, Tenant shall not be entitled to make any alterations or improvements to the Premises until the Plans (as defined in Exhibit B) have been finally approved by Landlord in accordance with Exhibit B. Except for purposes of constructing the Improvement Work (as defined in Exhibit B) in accordance with Exhibit B, Tenant shall not be permitted to occupy the Premises for purposes of conducting its business therein or for any other purpose, unless and until Tenant delivers to Landlord a certificate of occupancy and any other approvals required for Tenant’s occupancy of the Premises from any governmental authorities having jurisdiction over the Premises, all of which shall be obtained by Tenant at Tenant’s sole cost and expense. If Tenant is not permitted to take possession of the Premises because Tenant has failed to deliver to Landlord evidence reasonably satisfactory to Landlord that all insurance required hereunder to be carried by Tenant and its contractor is effective, then (i) Landlord shall be deemed to have tendered possession of the Premises to Tenant as of the date this Lease has been fully executed and delivered, (ii) neither the 450 Lease Commencement Date nor the 485 Lease Commencement Date shall be delayed as a result thereof, and (iii) Tenant shall be entitled to access the Premises when such evidence of insurance has been delivered to Landlord.
ARTICLE III
TERM
3.1    All of the provisions of this Lease shall be in full force and effect from and after the Effective Date. The Lease Term shall commence on the 450 Lease Commencement Date and expire at midnight on the Lease Expiration Date. The Lease Term shall also include any properly exercised renewal or extension of the term of this Lease pursuant to and in accordance with Article XXV hereof.
3.2    Promptly after the 450 Lease Commencement Date and 485 Lease Commencement Date are ascertained, Tenant shall execute the certificate confirming such dates and the expiration date of this Lease (the “Lease Expiration Date”) attached to this Lease as Exhibit D (the “Certificate”) within five (5) days after Landlord prepares and provides such Certificate to Tenant. Tenant’s failure to execute the Certificate shall not affect either the 450 Lease Commencement Date, 485 Lease Commencement Date or the Lease Expiration Date, as each are determined by the terms of this Lease.

ARTICLE IV
BASE RENT
4.1    From and after the 450 Lease Commencement Date, Tenant shall pay the 450 Base Rent in equal monthly installments (the “450 Monthly Base Rent”) and from and after the 485 Lease Commencement Date, Tenant shall pay the 485 Base Rent in equal monthly installments (the “485 Monthly Base Rent,” together with the 450 Monthly Base Rent, the “Monthly Base Rent”), each in advance on the first day of each month during a Lease Year as more particularly set forth in Section 1.8.
4.2    Concurrently with Tenant’s execution of this Lease, Tenant shall pay an amount equal to the sum of (x) $32,897.19 (the “450 Advance Rent”) and (y) $47,231.46 (the “485 Advance Rent”), which 450 Advance Rent and 485 Advance Rent amounts shall be credited toward the monthly installment(s) of the Base Rent payable for the first full calendar month(s) of the 450 Monthly Base Rent and 485 Monthly Base Rent due and owing following the 450 Lease Commencement Date and 485 Lease Commencement Date, respectively, subject to the terms of Section 4.4, below. If either of the 450 Lease Commencement Date or 485 Lease Commencement Date is not the first day of a month, then from the 450 Lease Commencement Date or 485 Lease Commencement Date, as applicable, until the first day of the following month, the 450 Monthly Base Rent or 485 Monthly Base Rent, as applicable, shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of such installment of the Monthly Base Rent payable, and Tenant shall pay such prorated installment of the Monthly Base Rent on the applicable Lease Commencement Date.
4.3    All sums payable by Tenant under this Lease, whether or not stated to be Base Rent, Additional Rent or otherwise, shall be paid to Landlord in legal tender of the United States, without setoff, deduction or demand, at the Landlord Payment Address, or to such other party or such other address as Landlord may designate in writing. Landlord’s acceptance of rent after it shall have become due and payable shall not excuse a delay upon any subsequent occasion or constitute a waiver of any of Landlord’s rights hereunder. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled (i) to impose, as Additional Rent, a returned check charge of Fifty Dollars ($50.00) to cover Landlord’s administrative expenses and overhead for processing, and (ii) to require that all future payments be remitted by wire transfer, money order, or cashier’s or certified check.
4.4    (a)    Notwithstanding anything contained in this Lease to the contrary, Tenant’s obligation to pay (i) the first seven (7) full monthly installments of the 450 Monthly Base Rent shall be abated (the “450 Rent Abatement”) and (ii) the first seven (7) full monthly installments of the 485 Monthly Base Rent shall be abated (the “485 Rent Abatement”) (the 450 Rent Abatement and 485 Rent Abatement are collectively referred to herein as the “Rent Abatement”). During such period that any portion of the Base Rent is abated, Tenant shall remain obligated to perform all of Tenant’s other obligations under this Lease. In the event Tenant shall be in default beyond the expiration of any applicable notice and cure period prior to the application of entire amount of the Rent Abatement, Tenant shall not be entitled to any further abatement of Base Rent hereunder and the Rent Abatement provided in this Section 4.4 shall be of no force or effect and any Rent Abatement which has not previously been applied to Monthly Base Rent shall be forfeited. The foregoing provisions shall neither be deemed to be a limitation of nor an alternative to the provisions of Article XVIII of this Lease and the remedies therein provided, but shall be deemed to be an additional remedy.
(a)    Provided there exists no default of Tenant beyond any applicable notice and cure period provided under this Lease, Tenant may elect by delivery of written notice to Landlord on or before the 485 Lease Commencement Date to convert any remaining 450 Rent Abatement into additional 485 Rent Abatement (on a dollar-for-dollar basis), and vice-versa.
ARTICLE V
CAM CHARGES AND REAL ESTATE TAXES
5.1    (a) Tenant’s Proportionate Share as of the Effective Date shall be as provided in Section 1.10. “Tenant’s Proportionate Share” with respect to the 450 Premises shall equal a fraction, the numerator of which is the number of square feet of rentable area in the 450 Premises, and the denominator of which is the number of square feet of office rentable area from time to time in the 450 Building (excluding storage and roof space). “Tenant’s Proportionate Share” with respect to the 485 Premises shall equal a fraction, the numerator of which is the number of square feet of rentable area in the 485 Premises, and the denominator of which is the number of square feet of office rentable area from time to time in the 485 Building (excluding storage and roof space). Tenant’s Proportionate Share with respect to the 450 Premises and the 485 Premises shall be calculated separately (but in the same manner) as provided above.
(a)    For the purposes of this Article V, the term “ Building” shall be deemed to include one or both the 450 Building and 485 Building, as context may require, and the sites upon which each of the 450 Building and 485 Building are constructed ( each of which site is sometimes referred to herein as the “Land”). If the Buildings are operated as a part of a complex of buildings or in conjunction with other buildings or parcels of land, then Landlord shall allocate the common expenses and costs with respect to each such building or parcel of land in the Office Park in such manner as Landlord, in its sole but not arbitrary judgment, shall determine. If the tax lot upon which either Building is located includes other buildings, then Landlord shall allocate the real estate taxes and real estate tax related costs with respect to each such building in such manner as Landlord, in its sole but not arbitrary judgment, shall determine.
5.2    (a)    From and after January 1, 2025, Tenant shall pay as Additional Rent Tenant’s Proportionate Share of the amount by which CAM Charges (as defined in Section 5.2(b)) for each calendar year falling entirely or partly within the Lease Term exceed a base amount (the “CAM Charges Base Amount”) equal to the CAM Charges incurred during the Base Year. Notwithstanding anything to the contrary herein, for purposes of calculating the amount due from Tenant under this Article, (i) the CAM Charges Base Amount shall not include market-wide cost increases due to extraordinary circumstances including, but not limited to, force majeure events or conditions, terrorist acts or acts of war, boycotts, strikes, conservation surcharges, embargoes or other shortages, or amortized costs relating to capital improvements, and (ii) in no event shall any component of CAM Charges for any Lease Year relating to utility, services, security or insurance costs be less than such component in the CAM Charges Base Amount. Tenant’s responsibility for Tenant’s Proportionate Share of increases in CAM Charges over the CAM Charges Base Amount with respect to the 450 Premises and the 485 Premises shall be calculated separately (but in the same manner), such that (i) Tenant’s Proportionate Share of CAM Charges with respect to the 450 Premises shall be based on the amount by which the CAM Charges attributable or allocated to the 450 Building exceed the CAM Charges Base Amount attributable or allocated to the 450 Building in the Base Year; and (ii) Tenant’s Proportionate Share of CAM Charges with respect to the 485 Premises shall an amount equal to the amount by which the CAM Charges attributable or allocated to the 485 Building exceed the CAM Charges Base Amount attributable or allocated to the 485 Building in the Base Year.
(b)    “CAM Charges” shall mean the sum of all expenses incurred by Landlord in the ownership, operation, maintenance, repair and cleaning of the Building (including the parking facilities serving the Building), including, but not limited to, the following: (1) electricity, gas, water, HVAC, sewer and other utility charges of every type and nature; (2) premiums and other charges for insurance and deductibles under such insurance policies; (3) management fees and personnel costs of the Building; (4) costs of service and maintenance contracts relating to the Building as a whole; (5) maintenance, repair and replacement expenses and supplies which are deducted by Landlord in computing its federal income tax liability; (6) capital expenditures made by Landlord to reduce operating expenses or to comply with legal or insurance requirements applicable to the Building which first become effective after the date hereof or to replace existing equipment or machinery used in connection with the operation or maintenance of the Building, such capital costs to be amortized over such reasonable period as Landlord shall determine in accordance with generally accepted accounting principles, together with interest at the rate paid by Landlord on any funds borrowed for such expenditures not to exceed eight percent (8%) (“Permitted Capital Expenditures”); (7) charges for janitorial, trash removal and cleaning services and supplies furnished to the Building (including, without limitation day-porter expenses for services provided to the Building, including the common areas and Premises); (8) any business, professional and occupational license tax payable by Landlord with respect to the Building; (9) reasonable reserves for replacements, repairs and contingencies; (10) costs of snow removal; (11) Landlord’s share of the operating costs of the office park of which the Building is a part, including without limitation those amounts payable by Landlord in accordance with any agreements by and among the owners of the parcels comprising such office park; and (12) any other expense incurred by Landlord in maintaining, repairing, operating or cleaning the Building. CAM Charges shall not include: (i) intentionally omitted; (ii) principal or interest payments on any Mortgages (as defined in Section 21.1); (iii) leasing commissions or legal fees with respect to the negotiation of leases; (iv) capital expenditures, except as specified above; (v) the costs of special services and utilities separately paid by particular tenants of the Building; (vi) costs which are reimbursed to Landlord by insurers or by governmental authorities in eminent domain proceedings; (vii) advertising for vacant space in the Building; (viii) the cost of tenant improvements; and (ix) costs and expenses directly and solely relating to the management, operation, cleaning, repairing and maintenance of the parking lot.

(c)    If the average occupancy rate for the Building during any calendar year (including the Base Year) is less than ninety-five percent (95%), or if any tenant is separately paying for (or does not require) electricity or janitorial services furnished to its premises, then CAM Charges for such year shall be deemed to include all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate had been ninety-five percent (95%) and if Landlord paid for electricity and janitorial services furnished to such premises.
(d)    From and after January 1, 2025, Tenant shall make estimated monthly payments to Landlord on account of the amount by which CAM Charges that are expected to be incurred during each calendar year (or portion thereof) would exceed the CAM Charges Base Amount. At the beginning of the Lease Term and at the beginning of each calendar year thereafter, Landlord may submit a statement setting forth Landlord’s reasonable estimate of such excess and Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one-twelfth (1/12) of each such share (estimated on an annual basis without proration pursuant to Section 5.4). From time to time during any calendar year, Landlord may revise Landlord’s estimate and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate. Within approximately one hundred fifty (150) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a statement (each an “Annual Reconciliation Statement”) showing (1) Tenant’s Proportionate Share of the amount by which CAM Charges incurred during the preceding calendar year exceeded the CAM Charges Base Amount, and (2) the aggregate amount of Tenant’s estimated payments made on account of CAM Charges during such year; however, any delay in submitting, or failure to submit, such statement shall not affect Tenant’s obligations with respect to CAM Charges. If such statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Landlord shall credit the net overpayment toward Tenant’s next estimated payment(s) pursuant to this Section. If such statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as Additional Rent.
(e)    Commencing January 1, 2024, for purposes of determining Tenant’s responsibility for its Proportionate Share of CAM Charges, Landlord shall not include in CAM Charges for any calendar year during the Term that portion of Controllable CAM Charges (hereinafter defined) for such calendar year which is in excess of the Controllable CAM Charges Cap (defined below) for such calendar year. For the calendar year beginning January 1, 2025, and for each calendar year thereafter during the Term, the “Controllable CAM Charges Cap” shall be the Controllable CAM Charges for the prior calendar year times 1.06. Notwithstanding the foregoing, Landlord may carry over any Controllable CAM Charges for any calendar year in excess of the Controllable CAM Charges Cap for such calendar year and add such excess to CAM Charges in future years of the Term until recovered, subject to the Controllable CAM Charges Cap for such future years. For purposes of this Section 5.2(e), Controllable CAM Charges (for both the subject subsequent year and the immediately-preceding year) shall be subject to adjustment pursuant to the gross-up provisions of Section 5.2(c), above. The term “Controllable CAM Charges” shall mean all CAM Charges, except (1) Real Estate Taxes, (2)

the costs of utilities, insurance, gas, repairs, maintenance and security services, (3) Permitted Capital Expenditures and costs to comply with any law, order or regulation of any governmental, quasi-governmental, public or other authority, (4) compensation of any person where the compensation of such person is established by a collective bargaining or similar agreement or where any increase in such compensation is legally mandated (e.g. an increase in the minimum hourly wage), (5) costs of providing services not previously provided in the Building (which will be subject to the Controllable CAM Charges Cap the year after inception of such services), and (6) cost of snow and ice removal.
(f)    Tenant shall be entitled to the following audit right with respect to the CAM Charges. Such audit right shall be exercisable by Tenant providing Landlord with a written notice of its exercise of such audit right within ninety (90) days after Tenant’s receipt of an Annual Reconciliation Statement (the “Current Reconciliation Statement”). If, within thirty (30) days after Landlord’s receipt of Tenant’s written notice, Landlord and Tenant are unable to resolve Tenant’s objections, then not later than fifteen (15) days after the expiration of such thirty (30)- day period, Tenant shall notify Landlord that it wishes to employ an independent certified public accounting firm reasonably acceptable to Landlord to inspect and audit Landlord’s books and records relating to the Current Reconciliation Statement. If Tenant elects to employ such accounting firm as set forth above, then Tenant shall deliver to Landlord a confidentiality and nondisclosure agreement reasonably satisfactory to Landlord executed by such accounting firm, and provide Landlord not less than thirty (30) days’ notice of the date on which the accounting firm desires to examine Landlord’s books and records during regular business hours; provided, however, that such date shall be between thirty (30) and ninety (90) days after such fifteen (15)- day notice period. The firm engaged by Tenant to conduct such audit cannot be compensated on a “contingency” or “success fee” basis. Such audit shall be limited to a determination of whether Landlord calculated CAM Charges allocable to Tenant and the Current Reconciliation Statement in accordance with the terms and conditions of this Lease. All costs and expenses of any such audit shall be paid by Tenant. If, upon a final resolution of any dispute between Landlord and Tenant regarding a Current Reconciliation Statement (it being understood that the results of Tenant’s audit shall not be dispositive or binding on Landlord), it is determined that an error was made in the audited Current Reconciliation Statement and as a result of such error the amount Tenant paid to Landlord with respect to CAM Charges and/or Real Estate Taxes for the calendar year relating to the Current Reconciliation Statement under audit was in excess of the amount to which Landlord was entitled pursuant to the terms hereof, then Landlord shall pay the amount of such excess to Tenant within thirty (30) days of such final resolution and if as a result of such error the amount Tenant paid to Landlord with respect to CAM Charges and Real Estate Taxes for the calendar year relating to the Current Reconciliation Statement under audit was overstated in the Current Reconciliation Statement by more than five percent (5%), then, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred in connection with the audit of such Current Reconciliation Statement, but in no event more than Ten Thousand Dollars ($10,00.00), within thirty (30) days after Landlord’s receipt of a reasonably detailed invoice therefor. If, after such final resolution, Tenant owes Landlord any amount of unpaid CAM Charges and/or Real Estate Taxes, Tenant shall pay same to Landlord within thirty (30) days after such final resolution. Tenant shall promptly supply Landlord with a copy of any audit conducted by or on behalf of Tenant.

(g)    Notwithstanding the foregoing, (i) Tenant will be providing all cleaning and janitorial services to each of the 450 Premises and 485 Premises at its sole cost, and (ii) Tenant will be paying separately either to the utility company or to Landlord all electricity costs related to each of the 450 Premises and 485 Premises. Accordingly, for purposes of calculating Tenant’s responsibility for its Proportionate Share of CAM Charges with respect to each the 450 Premises and 485 Premises, (i) CAM Charges for both the 450 Building and 485 Building shall not include costs for janitorial and cleaning for the leasable area of the 450 Premises or 485 Premises (but may include day porter services furnished by Landlord in accordance with subsection (b), above), but CAM Charges for each Building will include the cost of janitorial and cleaning services provided by Landlord to the common areas of such Building or otherwise allocated to such Building in accordance with the terms herein, and (ii) CAM Charges for both the 450 Building and 485 Building shall not include electricity charges, provided that CAM Charges for each Building will include the cost of electricity incurred in connection with the base Building, the parking areas and other common areas, or as otherwise allocated to such Building in accordance with the terms herein, and the cost of any other utilities provided by Landlord to the applicable 450 Building and 485 Building that are not paid directly by Tenant.
5.3    (a)    From and after January 1, 2025, Tenant shall pay as Additional Rent Tenant’s Proportionate Share of the amount by which Real Estate Taxes (as defined in Section 5.3(b)) for each calendar year falling entirely or partly within the Lease Term exceed a base amount (the “Real Estate Taxes Base Amount”) equal to the Real Estate Taxes incurred during the Base Year, as finally determined. Tenant’s responsibility for Tenant’s Proportionate Share of increases in Real Estate Taxes over the Real Estate Taxes Base Amount with respect to the 450 Premises and the 485 Premises shall be calculated separately (but in the same manner), such that (i) Tenant’s Proportionate Share of Real Estate Taxes with respect to the 450 Premises shall be based on the amount by which the Real Estate Taxes attributable or allocated to the 450 Building exceed the Real Estate Taxes Base Amount attributable or allocated to the 450 Building in the Base Year; and (ii) Tenant’s Proportionate Share of Real Estate Taxes with respect to the 485 Premises shall an amount equal to the amount by which the Real Estate Taxes attributable or allocated to the 485 Building exceed the Real Estate Taxes Base Amount attributable or allocated to the 485 Building in the Base Year.
(b)    “Real Estate Taxes” shall mean (1) all real estate taxes, vault and/or public space rentals, business district or arena taxes, special user fees, rates, and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Building or the Land or Landlord’s personal property used in connection therewith, (2) any other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building or the Land which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the rents payable by tenants of the Building, and (3) expenses (including, without limitation, attorneys’ and consultants’ fees and court costs) incurred in reviewing, protesting or seeking a reduction of real estate taxes, whether or not such protest or reduction is ultimately successful. Subject to the foregoing, Real Estate Taxes shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building.

(c)    If during any calendar year (including the Base Year) the Building is not fully assessed for tax purposes, then Real Estate Taxes for such year shall be deemed to include all additional taxes, as reasonably estimated by Landlord, which would have been incurred during such year if the Building had been fully assessed.
(d)    From and after January 1, 2025, Tenant shall make estimated monthly payments to Landlord on account of the amount by which Real Estate Taxes that are expected to be incurred during each calendar year (or portion thereof) would exceed the Real Estate Taxes Base Amount. At the beginning of the Lease Term and at the beginning of each calendar year thereafter, Landlord may submit a statement setting forth Landlord’s reasonable estimate of such amount and Tenant’s Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant’s receipt of the succeeding annual statement, an amount equal to one-twelfth (1/12) of such share (estimated on an annual basis without proration pursuant to Section 5.4). From time to time during any calendar year, Landlord may revise Landlord’s estimate and adjust Tenant’s monthly payments to reflect Landlord’s revised estimate. Within approximately one hundred fifty (150) days after the end of each calendar year, or as soon thereafter as is feasible, Landlord shall submit a statement showing (1) Tenant’s Proportionate Share of the amount by which Real Estate Taxes incurred during the preceding calendar year exceeded the Real Estate Taxes Base Amount, and (2) the aggregate amount of Tenant’s estimated payments made during such year; however, any delay in submitting, or failure to submit, such statement shall not affect Tenant’s obligations with respect to Real Estate Taxes. If such statement indicates that the aggregate amount of such estimated payments exceeds Tenant’s actual liability, then Landlord shall credit the net overpayment toward Tenant’s next estimated payment(s) pursuant to this Section. If such statement indicates that Tenant’s actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as Additional Rent.
5.4    If the Lease Term commences or expires on a day other than the first day or the last day of a calendar year, respectively, then Tenant’s liabilities pursuant to this Article for such calendar year shall be apportioned by multiplying the respective amount of Tenant’s proportionate share thereof for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is three hundred sixty-five (365).
ARTICLE VI
USE OF PREMISES
6.1    Tenant shall use and occupy the 450 Premises solely for general (non-medical and non-governmental) office purposes compatible with comparable office buildings of similar size, age, quality and utilizing similar building systems as the 450 Building in the Herndon submarket of Fairfax County, Virginia (“450 Comparable Buildings”), and for no other use or purpose. Tenant shall use and occupy the 485 Premises solely for storage, warehouse, general business and office (non-medical and non-governmental) purposes, compatible with comparable office/flex buildings of similar size, age, quality and utilizing similar building systems as the 450 Building in the Herndon submarket of Fairfax County, Virginia (“485 Comparable Buildings”)

(the 450 Comparable Buildings and 485 Comparable Buildings are collectively referred to herein as the “Comparable Buildings”), and for no other use or purpose. Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for either of the Premises or either of the Buildings or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of either Building, or in any manner that will increase the number of parking spaces required for the Buildings or their full occupancy as required by law. Tenant shall comply with all present and future laws (including, without limitation, the Americans with Disabilities Act (the “ADA”) and the regulations promulgated thereunder, as the same may be amended from time to time), ordinances (including without limitation, zoning ordinances and land use requirements), regulations, orders and recommendations (including, without limitation, those made by any public or private agency having authority over insurance rates) (collectively, “Laws”) concerning the use, occupancy and condition of the Premises and all machinery, equipment, furnishings, fixtures and improvements therein, all of which shall be complied with in a timely manner at Tenant’s sole expense. If any such Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein, then Tenant shall obtain and keep current such permit or license at Tenant’s expense and shall promptly deliver a copy thereof to Landlord. Use of the Premises is subject to all covenants, conditions and restrictions of record. Tenant shall not use any space in either Building or the Office Park for the sale of goods to the public at large or for the sale at auction of goods or property of any kind. Tenant shall not conduct any operations, sales, promotions, advertising or special events outside the Premises.
6.2    Throughout the Lease Term, Tenant shall (a) abide by and observe the rules and regulations specified in Section 16.1 and Exhibit C; (b) maintain the Premises in a clean, orderly and sanitary condition; (c) keep any garbage, trash, rubbish or other refuse within the interior of the Premises until removed; (d) subject to the terms of this Lease to the contrary, have such garbage, trash, rubbish and refuse removed on a daily basis in tightly fastened containers to an area designated by Landlord; and (e) keep all mechanical apparatus and equipment free of vibration and noise which may be transmitted beyond the Premises. In addition to and not in limitation of the other restrictions on use of the Premises set forth in this Section 6, Tenant hereby agrees that it shall not: (x) place or maintain any furniture, fixtures, equipment, trash, refuse or other articles in any vestibule or entry of the Premises, on the sidewalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, so as to obstruct any driveway, corridor, footwalk, parking area, or any other common area; (y) cause or permit objectionable odors or noise in Landlord’s sole opinion to emanate or to be dispelled from the Premises; or (z) place a load upon any floor which exceeds the floor load which the floor was designed to carry.
6.3    Tenant shall pay before delinquency any business, rent or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures, furnishings, inventory or personal property. If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay as Additional Rent the amount of such tax or fee.

6.4    (a)    Tenant shall not cause or permit any Hazardous Materials to be generated, used, released, stored or disposed of in or about either Building, provided that Tenant may use and store reasonable quantities of standard cleaning materials as may be reasonably necessary for Tenant to conduct normal business operations in the Premises provided the same are handled, stored and disposed of in accordance with all Laws. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of Hazardous Materials and in compliance with all Environmental Laws. “Hazardous Materials” means (a) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, and (c) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to either Building or the Land or hazardous to health or the environment. “Environmental Law” means any present and future Law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to either Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material (including, without limitation, CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 33 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., and any so-called “Super Fund” or “Super Lien” law, any Law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local Laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).
(a)    Notwithstanding any termination of this Lease, Tenant shall indemnify and hold Landlord, and its employees and agents (individually, a “Landlord Indemnified Party” and collectively, the “Landlord Indemnified Parties”) harmless from and against any damage, injury, loss, liability, charge, demand or claim based on or arising out of (i) the presence or removal of, or failure to remove, Hazardous Materials generated, used, released, stored or disposed of by Tenant or any Invitee (hereinafter defined) in or about either Building, whether before or after the Effective Date or (ii) any non-compliance with Environmental Laws to the extent the same is a result of the use or occupancy of the Premises or any action or inaction of Tenant or any Invitee. In addition, Tenant shall give Landlord immediate verbal and follow-up written notice of any actual or threatened Environmental Default, which Environmental Default

Tenant shall cure in accordance with all Environmental Laws and to the satisfaction of Landlord and only after Tenant has obtained Landlord’s prior written consent, which shall not be unreasonably withheld. An “Environmental Default” means any of the following by Tenant or any Invitee: a violation of an Environmental Law; a release, spill or discharge of a Hazardous Material on or from the Premises, the Land or either Building; an environmental condition requiring responsive action; or an emergency environmental condition. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default, and, if Tenant fails to immediately address same to Landlord’s satisfaction, to perform, at Tenant’s sole cost and expense, any lawful action necessary to address same. If any lender or governmental agency shall require testing to ascertain whether an Environmental Default is pending or threatened, then Tenant shall pay the reasonable costs therefor as Additional Rent. Promptly upon request, Tenant shall execute from time to time affidavits, representations and similar documents concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials at or in either Building, the Land or the Premises.
6.5    Landlord at its expense (subject to reimbursement pursuant to Article V to the extent permitted thereby and subject to the following provisions of this paragraph) shall take steps necessary to comply with Title III of the ADA to the extent same applies directly to the common areas of either Building as a whole; provided, however, that to the extent any non-compliance is a result of the use or occupancy of the Premises or any action or inaction of Tenant or any Invitee, or if any improvements made by Landlord to comply with the ADA benefit solely either the 450 Premises and/or 485 Premises, then such compliance shall be at Tenant’s cost and Tenant shall reimburse Landlord for such costs upon demand by Landlord therefor. Moreover, if and to the extent that because of Tenant’s construction and/or activities within either the 450 Premises and/or the 485 Premises, one or more of the ADA-based Laws require Landlord to alter and/or improve the common areas or other part of the Office Park, then Tenant shall reimburse Landlord for the cost of such alterations and improvements. Tenant at its sole cost and expense shall be solely responsible for taking any and all measures which are required to comply with the ADA concerning the Premises (including means of ingress and egress thereto) and the business conducted therein. Any Alterations made or constructed by Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord’s consent to such Alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA.
6.6    Notwithstanding anything contained in this Lease to the contrary, in no event may the Premises be used for a Prohibited Use (hereinafter defined). “Prohibited Use” shall mean (i) operation of a dry-cleaning business, except for a dry-cleaning business at which no on-site cleaning operations of any sort are undertaken (i.e., a so-called drop-off station); ( ii) operation of a gasoline station or automobile service or maintenance facility; (iii) operation of a car wash; (iv) operation of any other business that, in the ordinary course of operation, would be likely to result in the release of Hazardous Materials; ( v) the sale or display of obscene or pornographic material (but only to the extent the applicable Tenant is primarily engaged in the business of such sale or display), the conduct of obscene, nude or semi-nude live performances, or similar purposes; and (vi) the operation of a cabaret, dance hall or similar venue.
6.7    Tenant, at its expense, shall install as part of the Improvement Work fire extinguishers and other fire protection devices as may be required from time to time by any agency having jurisdiction thereof and/or the underwriters insuring the 450 Building and/or 485 Building. If any bureau, department or official of the federal, Virginia or Fairfax County government requires or recommends the installation of any changes, modifications or alterations in the sprinkler system or additional sprinkler heads or other equipment (hereinafter collectively “sprinkler changes”) for any reason, or if any such sprinkler changes become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rates set by any fire insurance company, Landlord, at Tenant’s expense, shall make such changes as required. If any sprinkler changes are required by applicable authorities due to the Improvement Work or as a result of the use or occupancy of the Premises by Tenant, such changes shall be made by Tenant, at Tenant’s expense. Tenant is responsible for the maintenance (including repairs and replacements) of (i) the sprinkler system in the 485 Premises and (ii) the sprinkler fixtures within the 450 Premises. Provided that the use of the 450 Premises is general office use, then Landlord shall maintain the sprinkler system of the 450 Premises (other than the sprinkler fixtures) as part of the Building Structure and Systems and in accordance with Section 8.2, hereof.
ARTICLE VII
ASSIGNMENT AND SUBLETTING
7.1    Tenant shall not assign, transfer or otherwise encumber (collectively, “assign”) this Lease or all or any of Tenant’s rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, “sublet”) the Premises or any part thereof, without obtaining the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, provided that Tenant has not defaulted hereunder and subject to Landlord’s rights pursuant to Sections 7.4 and 7.5 hereinbelow, Landlord shall not unreasonably withhold its consent to any proposed assignment of the Lease or subletting of all or any portion of the 450 Premises or 485 Premises, provided that (i) the use of the Premises pursuant to such assignment or sublease is in compliance with Article VI hereof and not a Prohibited Activity (hereinafter defined); (ii) the proposed assignee or subtenant is of a type and quality consistent and compatible with a first class office building and with the applicable Building(s) and its tenants; (iii) the proposed transferee has a net worth, credit-worthiness and overall financial ability, as evidenced by a certified (by its chief financial officer) financial statement (and such other information regarding transferee as Landlord shall reasonably request) supplied to Landlord by such proposed transferee sufficient to (A) in the event of an assignment, undertake and perform the obligations of this Lease (including liquid assets sufficient to pay all Rent hereunder for at least one (1) year from the day of such assignment), taking into consideration all relevant circumstances at the time of the assignment or (B) in the event of a subletting, undertake and perform the obligations of the sublease (including liquid assets sufficient to pay all rent due in connection with the sublease for at least one (1) year from the day of such sublease), taking into consideration all relevant circumstances at the time of the sublease; (iv) the proposed transferee is not otherwise a tenant of either Building or any buildings owned by Landlord or its affiliates in the Office Park; (v) the proposed transferee does not have diplomatic or sovereign immunity, and is not a federal, state or local governmental agency; and (vi) in the event of an assignment, the proposed assignee agrees directly with Landlord to be bound by all of the obligations of Tenant hereunder, including, without limitation, the obligations to pay the rent and other charges provided for under this Lease and the restrictions against further assignment (without Landlord’s consent); provided, however that the initial Tenant and any guarantor shall remain fully liable as a primary obligor for the payment of all rent and other charges hereunder and for the performance of all its other obligations hereunder. A “Prohibited Activity” for purposes of this provision shall include uses which, in Landlord’s sole judgment (exercised in good faith), (a) may introduce undue amounts of public traffic in the applicable Building (in excess of average traffic which Landlord reasonably believes is generated by Tenant prior to such assignment), (b) may place a strain on the existing plumbing, electrical and mechanical systems of the applicable Building, (c) conflicts with any exclusivity or other limitation that may be imposed upon Landlord for either of the Premises or Building at that time, or (d) are otherwise prohibited by the terms of this Lease. No assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord (except for an assignment to a Qualified Tenant Affiliate in accordance with Section 7.7 below). Any attempted assignment, transfer or other encumbrance of this Lease or all or any of Tenant’s rights hereunder or interest herein, and any sublet or permission to use or occupy the Premises or any part thereof not in accordance with this Article VII shall be void and of no force or effect. Any assignment or subletting, Landlord’s consent thereto, or Landlord’s collection or acceptance of rent from any assignee or subtenant shall not be construed either as waiving or releasing Tenant from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, or as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment or subletting. As security for this Lease, Tenant hereby assigns to Landlord the rent due from any assignee or subtenant of Tenant. For any period during which Tenant is in default hereunder, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same. Landlord’s collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant. Tenant shall not mortgage, pledge, hypothecate or encumber (collectively “mortgage”) this Lease without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Tenant shall pay to Landlord an administrative fee equal to one thousand five hundred dollars ($1,500) plus all other expenses (including attorneys’ fees and accounting costs) incurred by Landlord in connection with Tenant’s request for Landlord to give its consent to any assignment, subletting, or mortgage. Tenant shall notify Landlord prior to engaging a real estate broker in connection with any proposed assignment or sublease. Any sublease, assignment or mortgage shall, at Landlord’s option, be effected on forms approved by Landlord. Tenant shall deliver to Landlord a fully-executed copy of each agreement evidencing a sublease, assignment or mortgage within ten (10) days after Tenant’s execution thereof.
7.2    If Tenant is a partnership, then any event (whether voluntary, concurrent or related) resulting in a dissolution of Tenant, any withdrawal or change (whether voluntary,

involuntary or by operation of law) of partners owning a controlling interest in Tenant (including each general partner), or any structural or other change having the effect of limiting the liability of the partners shall be deemed a voluntary assignment of this Lease subject to the provisions of this Article. If Tenant is a corporation (or a partnership with a corporate general partner), then any event (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner), or the sale or transfer or relinquishment of the interest of shareholders who, as of the date of this Lease, own a controlling interest of the capital stock of Tenant (or such corporate general partner), shall be deemed a voluntary assignment of this Lease subject to the provisions of this Article; provided, however, that the foregoing portion of this sentence shall not apply to corporations whose stock is traded through a national or regional exchange or over-the-counter market. If Tenant is a limited liability company, then any dissolution of Tenant or a withdrawal or change, whether voluntary, involuntary or by operation of law, of members owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease. In addition, a transfer of all or substantially all of the assets of Tenant, either by merger, consolidation, or otherwise shall be deemed to be an assignment under this Article VII.
7.3    If at any time during the Lease Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant’s request to Landlord for Landlord’s consent thereto, Tenant shall give notice to Landlord in writing (“Tenant’s Request Notice”) containing: the identity of the proposed assignee, subtenant or other party and a description of its business; the terms of the proposed assignment, subletting or other transaction; the commencement date of the proposed assignment, subletting or other transaction (the “Proposed Sublease Commencement Date”); the area proposed to be assigned, sublet or otherwise encumbered (the “Proposed Sublet Space”); the most recent financial statement or other evidence of financial responsibility of such proposed assignee, subtenant or other party; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction.
7.4    If the Proposed Sublet Space together with any other space subject to a sublease by Tenant are both (i) for all or substantially all of the remainder of the Lease Term and (ii) any such space in the aggregate is equal to or greater than, in the aggregate, twenty-five percent (25%) of the square feet of rentable area of the Premises (i.e., 8,361.25 square feet), then, in such event, Landlord shall have the right in its sole and absolute discretion to terminate this Lease with respect to the Proposed Sublet Space (and any other space subject to a sublease by Tenant) (collectively, the “Recaptured Space”) by sending Tenant written notice of such termination within thirty (30) days after Landlord’s receipt of Tenant’s Request Notice. If the Recaptured Space does not constitute the entire Premises and Landlord exercises its option to terminate this Lease with respect to the Recaptured Space, then (a) Tenant shall tender the Recaptured Space to Landlord on the Proposed Sublease Commencement Date and any other such space shall thereafter be deleted from the Premises, and (b) as to that portion of the Premises which is not part of the Recaptured Space, this Lease shall remain in full force and effect except that Base Rent and Tenant’s Proportionate Share of excess CAM Charges and Real Estate Taxes shall be reduced pro rata. The cost of any construction required to permit the operation of the Recaptured Space separate from the balance of the Premises shall be paid by Tenant to Landlord as

Additional Rent hereunder. If the Recaptured Space constitutes the entire Premises and Landlord elects to terminate this Lease, then Tenant shall tender the Recaptured Space to Landlord, and this Lease shall terminate, on the Proposed Sublease Commencement Date.
7.5    If any sublease or assignment (whether by operation of law or otherwise, including without limitation an assignment pursuant to the provisions of the Bankruptcy Code or any other Insolvency Law) provides that the subtenant or assignee thereunder is to pay any amount in excess of the rental and other charges due under this Lease, then whether such excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant’s fixtures, leasehold improvements, furniture and other personal property, or any other form (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro-rata basis), Tenant shall pay to Landlord fifty percent (50%) of any Profit (as defined below) derived by Tenant from such sublease or assignment, which 50% of the Profit shall be paid by Tenant to Landlord as Additional Rent upon such terms as shall be specified by Landlord and in no event later than ten (10) days after any receipt thereof by Tenant. “Profit” means any amount paid or payable by a subtenant or assignee to Tenant as consideration for such sublease or assignment, less any reasonable out-of-pocket costs incurred by Tenant in connection therewith (including advertising costs, brokerage commissions, legal fees and the cost of improvements to the Premises made by Tenant for such assignee). If an assignment is deemed to have occurred pursuant to Section 7.2, then for purposes of this Section the rent payable by the assignee shall be deemed to be increased to the then fair market rent for the Premises as reasonably determined by Landlord. Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall have the right to inspect and audit Tenant’s books and records relating to any sublease or assignment and to review sublease or assignment documents and information to confirm the accuracy of any profit-sharing calculations.
7.6    All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord’s request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant’s interest in the Premises by voluntary surrender or otherwise, at Landlord’s option the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease or, at Landlord’s sole option, the subtenant shall execute a direct lease with Landlord on Landlord’s then-current standard form.
7.7    Notwithstanding anything to the contrary contained in this Article VII, Tenant may upon at least thirty (30) days prior written notice to Landlord (or immediately following the transfer if legally such transfer may not be disclosed to Landlord in advance of the transfer) (the “Affiliate Notice”), but without Landlord’s prior written consent, assign this Lease, or sublet all or a portion of the 450 Premises and/or 485 Premises to a Qualified Tenant Affiliate (as defined below), provided, that the use of the Premises by the Qualified Tenant Affiliate (which shall be disclosed in the Affiliate Notice) complies with Article VI hereof and is not a Prohibited Activity, and no Event of Default is then occurring. The provisions of Sections 7.3, 7.4 and 7.5 above shall not be applicable in connection with an assignment of this Lease or a sublet of all or a portion of the Premises to a Qualified Tenant Affiliate. A “Qualified Tenant Affiliate” shall mean a corporation or other entity which (i) shall control, be controlled by or be under common control with Tenant or which results from a merger or consolidation with Tenant or succeeds to all or substantially all of the business and assets of Tenant, (ii) is of a type and quality consistent and compatible with a first class office building and with the applicable Building and its tenants, (iii) has a net worth, credit-worthiness and overall financial ability, as evidenced by a certified (by its chief financial officer) financial statement (and such other information regarding transferee as Landlord shall reasonably request) supplied to Landlord by such proposed transferee, sufficient to undertake and perform the obligations of this Lease, taking into consideration all relevant circumstances at the time of the assignment, (iv) is not a party by whom any suit or action could be defended on the ground of sovereign immunity, and (v) in the case of a merger, acquisition, or consolidation, has a net worth and general creditworthiness immediately after such merger, acquisition, or consolidation at least equal to the net worth and general creditworthiness of Tenant as of the Effective Date, or immediately prior to such merger, acquisition, or consolidation, whichever is greater. For purposes of the immediately preceding sentence, “control” shall be deemed to be ownership of more than fifty percent (50%) of the legal and equitable interest of the controlled corporation or other business entity or the ability to direct or manage the decisions of such entity. In the event of any assignment to a Qualified Tenant Affiliate, Tenant and any guarantor shall remain fully liable to perform the obligations of Tenant under this Lease, such obligations to be joint and several with the obligations of the Qualified Tenant Affiliate as tenant under this Lease, and Tenant (and any Guarantor) shall execute such guaranty or other agreement as Landlord shall request to confirm such liability.
ARTICLE VIII
MAINTENANCE AND REPAIRS
8.1    Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs, perform all maintenance, and make all replacements in and to the Premises that are necessary or desirable to keep the Premises in first class condition and repair, in a clean, safe and tenantable condition, and otherwise in accordance with all Laws and the requirements of this Lease. Tenant shall maintain all plate glass, fixtures, furnishings and equipment located in, or exclusively serving, the Premises in clean, safe and sanitary condition, shall take good care thereof and make all required repairs and replacements thereto. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in or servicing either Building or any part thereof. Tenant shall suffer no waste or injury to any part of the Premises, and shall, at the expiration or earlier termination of the Lease Term, surrender the Premises in an order and condition equal to or better than their order and condition on the Effective Date, except for ordinary wear and tear. Except as otherwise provided in Article XVII, all injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any act or omission of any invitee, agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer or guest of Tenant (collectively, “Invitees”) or Tenant, shall be repaired by and at Tenant’s expense, except that Landlord shall have the right at Landlord’s option to make any such repair and to charge Tenant for all costs and expenses incurred in connection therewith. Landlord shall provide and install replacement tubes for Building standard fluorescent light fixtures (subject to reimbursement pursuant to Article V); all other bulbs and tubes for the Premises shall be provided and installed at Tenant’s expense. Tenant is solely responsible, at Tenant’s sole cost and expense, for providing regular janitorial service and cleaning services to the 450 Premises and 485 Premises; the frequency of such cleaning shall be increased upon ten (10) days’ prior written notice from Landlord if Landlord reasonably determines that the same is necessary.
8.2    Except as otherwise provided in this Lease, Landlord shall (subject to reimbursement pursuant to Article V) keep the exterior and demising walls, load bearing elements, foundations, roof and common areas that form a part of each Building, and the building standard mechanical, electrical, HVAC and plumbing systems, pipes and conduits to the extent the same are provided by Landlord in the operation of the each Building (collectively, the “Building Structure and Systems”), clean and in good operating condition and, promptly after becoming aware of any item needing repair, will make repairs thereto. Notwithstanding any of the foregoing to the contrary: (a) maintenance and repair of special tenant areas, facilities, finishes and equipment (including, but not limited to, any special fire protection equipment, telecommunications and computer equipment, kitchen/galley equipment, air-conditioning equipment serving the Premises only and all other furniture, furnishings and equipment of Tenant and all Alterations) shall be the sole responsibility of Tenant and shall be deemed not to be a part of the Building Structure and Systems; and (b) Landlord shall have no obligation to make any repairs brought about by any act or neglect of Tenant or any Invitee.
ARTICLE IX
ALTERATIONS
9.1    Tenant shall accept the Premises in their “as is” condition as of the Effective Date. The initial improvements to the Premises shall be made by Tenant in accordance with Exhibit B. Landlord is under no obligation to make any structural or other alterations, decorations, additions, improvements or other changes (collectively, “Alterations”) in or to the Premises or either Building except as otherwise expressly provided in this Lease.
9.2    Tenant shall not make or permit anyone to make any Alterations in or to the Premises or either Building, without the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion. Any Alterations made by Tenant (including the Improvement Work made by or on behalf of Tenant) shall be made: (a) in a good, workmanlike, first-class and prompt manner; (b) using new materials only; (c) by a contractor, on days, at times and under the supervision of an architect, all as approved in writing by Landlord; (d) in accordance with plans and specifications prepared by an engineer or architect reasonably acceptable to Landlord, which plans and specifications shall be approved in writing by Landlord at Landlord’s standard charge; (e) in accordance with all Laws and the requirements of any insurance company insuring either Building or any portion thereof; (f) after having obtained any required consent of the holder of any Mortgage; (g) after obtaining public liability and worker’s compensation insurance policies approved in writing by Landlord, which policies shall cover every person who will perform any work with respect to such Alterations; (h) intentionally omitted; (i) in accordance with any and all rules and regulations set forth in the Rules for Contractors attached hereto as Exhibit E and any and all other rules and regulations applicable to Alterations as may be promulgated by Landlord from time to time; and (j) upon request, after Tenant has delivered to Landlord documentation reasonably satisfactory to Landlord evidencing Tenant’s financial ability to complete the Alteration in accordance with the provisions of this Lease. Upon substantial completion of any Alterations, Tenant shall obtain and deliver to Landlord written, unconditional waivers of mechanics’ and materialmen’s liens against the Premises and both Buildings from all contractors, subcontractors, laborers and materials suppliers for all work, labor and services performed and materials furnished in connection with such Alterations. In addition, Tenant shall include verbatim in each and every contract with any contractor who performs any work in the Premises the language set forth in Section 16 of Exhibit E. If any lien (or a petition to establish or give notice of the intent to file such lien) is filed in connection with any Alterations, such lien (or petition) shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a bond acceptable to Landlord. If Landlord gives its consent to the making of any Alterations, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or either Building to any liens which may be filed in connection therewith. All Alterations (including, without limitation, those involving structural, electrical, mechanical or plumbing work, fire and life safety systems, the roof of either Building, the heating, ventilation and air conditioning system of the Premises or either Building, and the roof of either Building) shall, at Landlord’s election, be performed by Landlord’s designated contractor or subcontractor at Tenant’s expense and Landlord’s property manager or other designee shall be paid a reasonable construction management fee (not to exceed five percent (5%) of the cost of such work). If Landlord elects not to so perform such work, then Landlord’s property manager or other designee shall be paid a reasonable construction supervision fee (not to exceed five percent ( 5%) of the cost of such work). Promptly after the completion of any Alterations, Tenant at its expense shall deliver to Landlord a digital set of accurate as-built drawings showing such Alterations in place.
9.3    If any Alterations are made without the prior written consent of Landlord, Landlord shall have the right at Tenant’s expense to remove and correct such Alterations and restore the Premises and such Building to their condition immediately prior thereto, or to require Tenant to do the same. All Alterations to the Premises or either Building made by or on behalf of Tenant, and all Improvement Work, shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that (a) if Tenant is not in default under this Lease, then Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings and equipment installed in the Premises solely at the expense of Tenant, and (b) Tenant shall remove all Alterations (including any of the Improvement Work) and other items in the Premises or either Building (including, without limitation, any wiring, cabling and conduit located in the Premises or in risers outside the Premises) which Landlord designates in writing for removal. Movable furniture, furnishings and trade fixtures shall be deemed to exclude without limitation any item the removal of which might cause damage to the Premises or either Building or which would normally be removed from the Premises with the assistance of any tool or machinery other than a dolly. Landlord shall have the right at Tenant’s expense to repair all damage and injury to the Premises or any Building caused by such removal or to require Tenant to do the same. If Tenant’s furniture, furnishings and equipment are not removed by Tenant prior to the expiration or earlier termination of the Lease Term, the same shall at Landlord’s option become the property of Landlord and shall be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right at Tenant’s expense to remove from the Premises such furniture, furnishings and equipment and any Alteration which Landlord designates in writing for removal or to require Tenant to do the same. If Tenant fails to return the Premises to Landlord as required by this Section, then Tenant shall pay to Landlord, as Additional Rent, all costs (including a construction management fee) incurred by Landlord in effecting such return.
ARTICLE X
SIGNS
10.1    Landlord will list Tenant’s name in each Building directory, if any, and provide Building standard signage on one suite entry door. No other sign, advertisement or notice referring to Tenant shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or interior of either Building (including windows and doors) without the prior written approval of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant’s expense or to require Tenant to do the same. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of either Building; provided, however that Landlord shall only affix, install, or display signs on the interior of the Premises which pertain to the management or operation of such Building.
10.2    (a)    Notwithstanding Section 10.1, Tenant, at Tenant’s sole cost, shall have the right to install a single sign on the exterior of the 450 Building facing Spring Street (the “450 Building Signage”) and a single sign on the exterior of the 485 Building facing Springpark Place (the “485 Building Signage”, and together with the 450 Building Signage, the “Building Signage”) identifying Tenant in such locations as are mutually acceptable to Landlord and Tenant, provided that (i) the Building Signage is permitted under the laws, rules and regulations of Fairfax County, Virginia, the Town of Herndon and any other governmental or quasi-governmental authorities having appropriate jurisdiction over each Building, and under any covenants affecting such Building as of the date hereof, (ii) the Building Signage conforms to all such laws, rules, regulations and covenants, and to the terms and conditions hereinafter set forth, (iii) Tenant has obtained all permits, licenses and approvals that may be required in order to install the Building Signage and (iv) the Building Signage is not backlit. The exact size and dimensions (including without limitation, the size of the lettering thereof) of the Building Signage shall be determined by Landlord in consultation with Tenant, and Landlord will not unreasonably withhold its consent to the size of such Building Signage provided that, with respect to the 450 Building Signage, the size of such 450 Building Signage does not utilize more than the 450 Premises’ pro-rata share of the allowable building signage for the 450 Building, and with respect to the 485 Building Signage, the size of the 485 Building Signage does not utilize more than the 485 Premises’ pro-rata share of the allowable building signage for the 485 Building. The design and style of the Building Signage shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In order to obtain Landlord’s approval, Tenant must submit to Landlord for Landlord’s approval samples of materials to be used for the Building Signage (showing, among other things, the thickness thereof), samples of any colors used for the Building Signage, shop drawings of the Building Signage and plans and specifications for the actual attachment of the Building Signage. The Building Signage shall be installed by a contractor reasonably approved by Landlord and maintained at Tenant’s sole expense by a contractor reasonably acceptable to Landlord.
(a)    At the earlier of the termination of the Lease Term or at such time that Tenant assigns this Lease (other than to a Qualified Tenant Affiliate), then Tenant shall have no further rights to either Building Signage and Tenant shall, at its expense, with a contractor reasonably approved by Landlord remove the Building Signage and repair each Building affected thereby to the condition such part of such Building was in prior to the time the Building Signage was installed. Tenant’s rights under this Section 10.2 are personal to HawkEye 360, Inc. and no assignee (other than a Qualified Tenant Affiliate) or sublessee thereof shall have any signage rights hereunder. Tenant will pay for all costs associated with the Building Signage, including without limitation all design, construction, installation and permitting costs as well as all ongoing maintenance, repair and removal costs and the source of funds for the payment of the foregoing may be from the Tenant Improvement Allowance.
ARTICLE XI
SECURITY DEPOSIT
11.1    Simultaneously with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the amount of the security deposit required by Section 1.12, above, (the “Security Deposit Amount”) as a security deposit which shall be security for the performance by Tenant of all of Tenant’s obligations, covenants, conditions and agreements under this Lease. Landlord shall not be required to maintain such security deposit in a separate account. Except as may be required by law, Tenant shall not be entitled to interest on the security deposit. Within approximately thirty (30) days after the later of the expiration or earlier termination of the Lease Term or Tenant’s vacating the Premises, Landlord shall return such security deposit to Tenant, less such portion thereof as Landlord shall have appropriated to satisfy any of Tenant’s obligations, or any default by Tenant, under this Lease. If there shall be any default under this Lease by Tenant, then Landlord shall have the right, but shall not be obligated, to use, apply or retain all or any portion of the security deposit for the payment of any (a) Base Rent, Additional Rent or any other sum as to which Tenant is in default, or (b) amount Landlord may spend or become obligated to spend, or for the compensation of Landlord for any losses incurred, by reason of Tenant’s default (including, but not limited to, any damage or deficiency arising in connection with the reletting of the Premises). If any portion of the security deposit is so used or applied, then within three (3) business days after Landlord gives written notice to Tenant of such use or application, Tenant shall deposit with Landlord cash in an amount sufficient to restore the security deposit to the original Security Deposit Amount, and Tenant’s failure to do so shall constitute an Event of Default under this Lease. Neither the application of the Security Deposit as set forth above nor the restoration by Tenant of such Security Deposit shall operate to cure such default or to estop Landlord from pursuing any remedy to which Landlord would otherwise be entitled.
11.2    If Landlord transfers the security deposit to any purchaser or other transferee of Landlord’s interest in either Building, then Tenant shall look only to such purchaser or transferee for the return of the security deposit, and Landlord shall be released from all liability to Tenant for the return of such security deposit. Tenant acknowledges that the holder of any Mortgage shall not be liable for the return of any security deposit made by Tenant hereunder unless such holder actually receives such security deposit. Tenant shall not pledge, mortgage, assign or transfer the Security Deposit or any interest therein.
11.3    (a)    At Tenant’s election, the Security Deposit may be in the form of an unconditional, irrevocable letter of credit (the “Letter of Credit”) in substitution for the cash Security Deposit, subject to the following terms and conditions. If Landlord elects that the Security Deposit be in the form of a Letter of Credit, such letter of credit shall (i) be in the form attached hereto as Exhibit F and otherwise in form and substance satisfactory to Landlord in its sole discretion; (ii) be at all times in the amount of the security deposit, and shall permit multiple draws; (iii) be issued by a commercial bank located in the Washington, DC metropolitan area that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation, and otherwise acceptable to Landlord in its sole and absolute discretion reasonably acceptable to Landlord from time to time and located in the Washington, DC metropolitan area; (iv) be made payable to, and expressly transferable and assignable at no charge by Landlord or the holder of any mortgage (which transfer/assignment shall be conditioned only upon the execution of a written document in connection therewith); ( v) be payable at sight to a local branch of the issuer of a simple sight draft; ( vi) be for a term not less than one year; and (vii) contain an “evergreen” provision which provides that it is automatically renewed on an annual basis unless the issuer delivers sixty (60) days’ prior written notice of cancellation to Landlord and Tenant. Tenant shall maintain the Letter of Credit in full force and effect throughout the entire the Lease Term and until one hundred twenty (120) days after the expiration or earlier termination of the Lease Term, and shall cause the Letter of Credit to be renewed or replaced not less than sixty (60) days prior to its expiration date.
(a)    Landlord shall have the right to draw upon the Letter of Credit in whole or in part and apply the proceeds thereof as may be necessary to compensate Landlord for any default under this Lease on the part of Tenant, and Tenant, within three (3) business days after Landlord delivers written demand therefor to Tenant, shall forthwith restore the Letter of Credit to its original amount; provided, however, neither the application of the Security Deposit as set forth above nor the restoration by Tenant of such Security Deposit shall operate to cure such default or to estop Landlord from pursuing any remedy to which Landlord would otherwise be entitled. Should Landlord elect to draw the full amount of the Letter of Credit upon a default by Tenant, Tenant expressly waives any right it might otherwise have to prevent Landlord from drawing on the Letter of Credit and agrees that an action for damages and not injunctive or other equitable relief shall be Tenant’s sole remedy in the event Tenant disputes Landlord’s claim to any such amounts.
(b)    Notwithstanding anything in this Lease to the contrary, any cure or grace periods set forth in this Lease shall not apply to any of the foregoing, and, specifically, if Tenant fails to provide Landlord with any renewal or replacement Letter of Credit complying with the terms of this Lease at least sixty (60) days prior to expiration of the then-current Letter of Credit, then Landlord or its assignee shall have the right to immediately draw upon the letter of credit without notice to Tenant and apply the proceeds to the security deposit. In addition, if the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investors Service, Inc. or below A-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord or its assignee shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute letter of credit within ten (10) days following Landlord’s or its assignee’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord or its assignee to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant. Landlord or its assignee shall also be entitled to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant, if Landlord or such assignee is precluded by applicable Law from giving any default or other notice to Tenant. In the event the issuer of any Letter of Credit held by Landlord or its assignee is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said Letter of Credit shall be deemed to not meet the requirements of this Section, and, within ten (10) days thereof, Tenant shall replace such Letter of Credit with other collateral acceptable to Landlord and/or the holder of any mortgage in its sole and absolute discretion (and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period). Any failure or refusal of the issuer to honor the letter of credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the security deposit.
11.4    If as of the Reduction Date (defined below), Tenant is not in default (beyond any applicable cure period expressly set forth herein) and no event exists which event with notice and/or the passage of time would constitute a default hereunder if not cured within the applicable cure period, then the Security Deposit Amount then required hereunder to be maintained with Landlord shall be reduced to $74,762.24. If the security deposit is in the form of cash, the foregoing reduction shall be effectuated by Landlord applying to the monthly installments of Base Rent coming due after the Reduction Date the amount by which the security deposit is reduced pursuant to the foregoing provisions. If the security deposit is in the form of a Letter of Credit, then the foregoing reduction shall be effectuated by Tenant replacing the Letter of Credit then being held by Landlord with a new Letter of Credit (complying with the terms of this Lease) delivered to Landlord in the amount of the Letter of Credit then held by Landlord less the amount by which the security deposit is reduced pursuant to the foregoing provisions (or amending the then existing Letter of Credit to the amount then required to be maintained with Landlord pursuant to the foregoing provisions). As used herein, the “Reduction Date” shall be the date on which Tenant has provided evidence to Landlord’s reasonable satisfaction, as evidenced in writing from Landlord to Tenant, that Tenant has completed a capital raise in an amount equal to or greater than Forty Million and 00/100 Dollars ($40,000,000.00).
ARTICLE XII
INSPECTION
12.1    At all times Tenant shall permit Landlord, its agents and representatives, and the holder of any Mortgage, to enter the Premises without charge therefor and without diminution of the rent payable by Tenant in order to examine, inspect or protect the 450 Premises and 485 Premises and the 450 Building and 485 Building, to make such alterations and/or repairs as in the sole and absolute judgment of Landlord may be deemed necessary or desirable, or to exhibit the same to brokers, prospective tenants, lenders, purchasers and others. Except in the event of an emergency, Landlord shall endeavor to minimize disruption to Tenant’s normal business operations in the Premises in connection with any such entry.
ARTICLE XIII
INSURANCE
13.1    Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the 450 Premises or 485 Premises or the 450 Building or 485 Building, which will in any way increase the rate of fire insurance or other insurance on either Building. If any increase in the rate of fire insurance or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as Additional Rent due hereunder the amount of such increase. The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.
13.2    (a)    Throughout the Lease Term, Tenant shall obtain and maintain (1) commercial general liability insurance (written on an occurrence basis) including contractual liability coverage insuring the obligations assumed by Tenant under this Lease (including those set forth in Sections 6.4 and 15.2), premises and operations coverage, products liability coverage, broad form property damage coverage and independent contractors coverage, and containing an endorsement for personal injury, (2) business interruption insurance, (3) all-risk property insurance, (4) comprehensive automobile liability insurance (covering automobiles owned by Tenant, if any), (5) worker’s compensation insurance, (6) employer’s liability insurance, and (7) signage insurance. Such commercial general liability insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than Two Million Dollars ($2,000,000) combined single limit per occurrence with a Four Million Dollar ($4,000,000) annual aggregate. Such business interruption insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Base Rent then in effect during any Lease Year.

Such property insurance shall be in an amount not less than that required to replace all of the original tenant improvements installed in the Premises pursuant to Exhibit B, all Alterations and all other contents of the Premises (including, without limitation, Tenant’s trade fixtures, decorations, furnishings, equipment and personal property). Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which each Building is located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee. Such signage insurance shall insure the full cost of repairing and/or restoring all of Tenant’s exterior signs at the Premises.
(a)    All such insurance shall: (1) be issued by a company that is licensed to do business in the jurisdiction in which the Buildings are located, that has been approved in advance by Landlord and that has a rating equal to or exceeding A:XI from Best’s Insurance Guide; (2) name Landlord, the managing agent of each Building and the holder of any Mortgage as additional insureds and/or loss payees (as applicable); (3) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and its employees and agents from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or required to be carried under this Lease); (4) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord, its partners, agents, employees, and representatives, in connection with any loss or damage covered by such policy; (5) be acceptable in form and content to Landlord; (6) be primary and non-contributory; (7) contain an endorsement for cross liability and severability of interests; and (8) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance or change in coverage without the insurer first giving Landlord thirty (30) days’ prior written notice (by certified or registered mail, return receipt requested) of such proposed action. No such policy shall contain any deductible provision or retention amount except as otherwise approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of Comparable Buildings to require tenants of a similar size, industry and/or use to carry insurance of such higher minimum amounts or of such different types of insurance. Tenant shall deliver a certificate (on Acord Form 27) of all such insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord concurrently with Tenant’s execution of this Lease and at least annually thereafter. Tenant shall give Landlord immediate notice in case of fire, theft or accident in the Premises, and in the case of fire, theft or accident in either Building if involving Tenant, its agents, employees or Invitees. Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.

13.3    Landlord agrees to carry and maintain all-risk property insurance (with replacement cost coverage) covering the 450 Building and 485 Building and Landlord’s property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord hereby waives its right of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which Tenant may otherwise be liable to the extent Landlord is covered by property insurance therefor. Landlord shall use reasonable efforts to secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate (but in no event less than the limits required of Tenant pursuant to Section 13.2).
ARTICLE XIV
SERVICES AND UTILITIES
14.1    Subject to Tenant’s obligations specified in this Lease, Landlord will provide janitorial service to the common areas of each Building on Monday through Friday (or, at Landlord’s option, Sunday through Thursday) only (excluding legal public holidays), electricity to the common areas of each Building sufficient for lighting purposes and normal office use only, water for lavatory and drinking purposes, and exterior window-cleaning service. Landlord shall not be liable for any failure to maintain comfortable atmosphere conditions in all or any portion of the Premises due to excessive heat generated by any equipment or machinery installed by Tenant (with or without Landlord’s consent), due to any impact that Tenant’s furniture, equipment, machinery, millwork or layout of the Premises may have upon the delivery of HVAC to the Premises or due to the occupancy load. If Tenant requires air-conditioning or heat beyond the Building Hours, then Landlord will furnish the same, provided Tenant gives Landlord sufficient advance notice of such requirement. Tenant shall pay for such extra service in accordance with Landlord’s then-current schedule, which shall reflect Landlord’s cost of providing such service, including labor, cost of electricity and wear and tear on equipment. If the same after-hours service is also requested by other tenants on the same floor as Tenant, the charge therefor to each tenant requesting such after-hours service shall be a pro-rated amount based upon the square footage of the leased premises of all tenants on the same floor requesting such after-hours services. Notwithstanding anything above to the contrary, Tenant shall have access to each of the 450 Premises and 485 Premises twenty-four (24) hours per day each day of the year (except in the event of an emergency).
14.2    Tenant will pay for 100% of the cost of the electricity usage attributable to the 450 Premises and the 485 Premises and Tenant shall contract directly with the appropriate utility companies to provide services (i.e., electricity, internet, etc.) to the Premises. Tenant shall install, if required, in the 450 Premises and 485 Premises (at Tenant’s cost as part of the Improvement Work, in locations in the 450 Premises and 485 Premises approved by Landlord) meter(s) or submeter(s) to measure Tenant’s utility consumption for each of the 450 Premises and 485 Premises, respectively, and Tenant shall maintain in good order and repair (and replace, if necessary) such meters or submeters (which work shall be performed in accordance with Article IX hereof). If separate meters are installed for measuring Tenant’s use of any utilities, then charges for such utilities shall be paid directly by Tenant to the appropriate utility company as and when due. If submeters are installed for measuring Tenant’s consumption of any utilities,

Tenant shall pay the costs of the same to Landlord as Additional Rent, within fifteen (15) days of its receipt of a bill therefor based on such submeter readings.
14.3    Tenant shall reimburse Landlord for the cost of any excess water, sewer and chiller usage in the Premises. Excess usage shall mean the excess of the estimated usage in the 450 Premises or 485 Premises, as applicable, (per square foot of rentable area) during any billing period over the average usage (per square foot of rentable area) during the same period for the entire 450 Building or 485 Building, as applicable, as reasonably calculated by Landlord.
14.4    Landlord reserves the right to curtail or suspend any utility, service or any Building system when necessary or desirable in the reasonable judgment of Landlord, by reason of accident, emergency, repairs, alterations, replacements or improvements or any other reason whatsoever, until such cause has been removed or remedied. In the event of Landlord’s failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder, Landlord shall not have any liability to Tenant and Tenant shall not be entitled to a rent abatement; provided, however, that Landlord shall use good faith efforts to restore such failure or inability so long as such failure or inability is within Landlord’s reasonable control.
14.5    During the Term, Tenant shall install, at Tenant’s sole cost, its own separate access system for the Premises, provided that (1) such system does not affect any Building structure or Building systems and does not require any changes thereto, (2) Tenant delivers to Landlord, at Tenant’s cost, a reasonable number of keys or access cards/fobs for system sufficient to enter all areas of the Premises, and (3) Landlord approves the detailed plans and specifications for such system. The separate security system installed by Tenant shall be located only in the Premises and shall not provide security or access control to the Building or to any other space within the Building. Tenant’s separate security system shall be maintained by Tenant during the Term and removed (at the end of the Term) by Tenant at Tenant’s sole cost and expense.
14.6    Tenant, at Tenant’s expense shall make its own arrangements for telephone service to the Premises as may be desired by Tenant. Tenant shall pay all charges, including, but not limited to, the cost of installation of necessary wiring, made by the company providing telephone service in connection with or relating to the providing of telephone service to the Premises.
14.7    Landlord may establish from time- to-time a common trash removal program for either Building (a “Common Trash Removal Program”). At such time times that a Common Trash Removal Program shall be in effect, Tenant shall join such program and pay its pro rata share of charges therefor in addition to any payments made on account of CAM Charges. In addition, if at any time that a Common Trash Removal Program is in effect, Landlord determines that Tenant’s use of the existing trash removal system (including the use of dumpsters) is excessive, then Tenant shall (a) pay to Landlord as Additional Rent all costs incurred with respect to such excess use (as such excess use is defined in Section 14.2, above), and (b) at Landlord’s request, provide an appropriate number of dumpsters to satisfy Tenant’s trash removal needs and pay all costs incurred with respect to such trash removal. At any time that a Common Trash Removal in not in effect, Tenant shall arrange for regular, prompt, and reliable trash removal for all trash generated at or associated with the Premises, at Tenant’s sole expense, using containers and dumpsters approved by Landlord and at such times, in such manner, and in such locations, as Landlord may reasonably direct. Landlord shall provide Tenant with no less than thirty (30) days prior written notice prior to establishing or terminating a Common Trash Removal Program. Landlord intends to have a Common Trash Removal Program in effect as of the 450 Lease Commencement Date.
14.8    The Office Park is currently served by the following amenities which are intended to be for use of the tenants in the Office Park (“Office Park Amenities”): (a) a fitness center with locker rooms and showers, (b) a tenant lounge, (c) a conference facility and (d) a bike locker. Landlord shall permit Tenant and its employees employed at the Premises to the use the Office Park Amenities, subject to such rules and regulations as Landlord may promulgate from time to time with respect to the use of the Office Park Amenities. Tenant and Tenant’s employees using the fitness facility shall provide any certificates of waiver and/or indemnities, as Landlord may request from time to time, in connection with such use of the fitness facility. Tenant acknowledges and agrees that Landlord may temporarily restrict access to any of the Office Park Amenities in connection with any emergency or in connection with any service, maintenance and/or repairs to be undertaken by Landlord with respect to any such Office Park Amenities. Tenant shall have no obligation to pay Landlord any fee for Tenant’s regular use of the Office Park Amenities, however, the cost of operating and maintaining the Office Park Amenities shall be included in CAM Charges. Notwithstanding the foregoing or anything in this Lease to the contrary, Landlord shall have no obligation to provide any Office Park Amenities and shall have the right at any time, in its sole and absolute discretion, to relocate any of the Office Park Amenities, or to make modifications to any of the Office Park Amenities or to remove any of the Office Park Amenities.
14.9    As of the Effective Date, there exist certain HVAC units that serve each of the 450 Premises and 485 Premises identified on Exhibit I, attached hereto (the “Existing HVAC Units”). Tenant is responsible, at its sole cost, for the routine maintenance and repairs of the Existing HVAC Units in accordance with the terms herein. In the event that any of the Existing HVAC Units reach the end of their useful life and must be replaced during the Lease Term as reasonably determined by Landlord, then Landlord agrees to use reasonable efforts to promptly replace such Existing HVAC Unit(s) at Landlord’s sole cost; provided, however, if any such replacements or other capital improvements are required as a result of Tenant’s negligence or intentional misconduct or failure to maintain the service contract as required below, Tenant shall reimburse Landlord as Additional Rent for all costs incurred by Landlord in connection with such Existing HVAC Unit(s) repair or replacement upon demand therefor. Notwithstanding the foregoing, Landlord agrees to replace Units 1 and 2 in the 485 Premises and Unit 1A for the 450 Premises (as identified on Exhibit I attached hereto), which Landlord will use reasonable efforts to commence the replacement thereof within ninety (90) days of the Effective Date. Further notwithstanding the foregoing or anything herein to the contrary, Tenant shall be responsible, at its sole cost, during the entire Lease Term for all maintenance, repair and replacement of any supplemental HVAC units installed by or on behalf of Tenant (i.e., any HVAC units serving either of the Premises other than the Existing HVAC Units) (collectively with the Existing HVAC Units, the “Premises HVAC”).

Tenant shall be responsible for obtaining and maintaining, at Tenant’s sole cost, service contracts with reputable, licensed and bonded contractors reasonably approved by Landlord to carry out a program of regular maintenance and repair of the Premises HVAC. From time to time, within five (5) days of Landlord’s request, Tenant shall provide copies of any service reports from such contractor for the Premises HVAC. If Tenant fails to maintain such contract or carry out such routine maintenance and repairs of the Premises HVAC, then in addition to all other remedies available to Landlord at law, in equity, and/or pursuant to this Lease, Landlord may, at its option, perform such maintenance and/or repair of the Premises HVAC, in which event Tenant shall pay Landlord upon demand therefor the cost of such maintenance and/or repairs.
ARTICLE XV
LIABILITY OF LANDLORD
15.1    Landlord, its employees and agents shall not be liable to Tenant, any Invitee or any other person or entity for any damage (including indirect and consequential damage), injury, loss or claim (including claims for the interruption of or loss to business) based on or arising out of any cause whatsoever (except as otherwise provided in this Section), including without limitation the following: repair to any portion of the Premises or either Building; interruption in the use of the Premises or any equipment therein; any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators (if any) or heating, cooling, electrical, sewerage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or either Building; any fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of either Building or Office Park, or of any other person or entity; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or either Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or either Building, or from drains, pipes or plumbing fixtures in the Premises or either Building. If any condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or any Invitee in or about the Premises, either Building or Office Park shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. Any person receiving an article delivered for Tenant shall be acting as Tenant’s agent for such purpose and not as Landlord’s agent. For purposes of this Article, the term “Building” shall be deemed to include one or both the 450 Building and 485 Building, as context may require, and the Land. As used herein, “Landlord” shall mean only the owner of each Building and the Land, or of a lease of such Building and the Land, at the time in question, so that in the event of any transfer or transfers of title to either Building and the Land, or of Landlord’s interest in a lease of either Building and the Land, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed and agreed to perform and observe all obligations of Landlord herein during the period it is the holder of Landlord’s interest under this Lease. Notwithstanding the foregoing provisions of this Section, Landlord shall not be released from liability to Tenant for any physical injury to any natural person caused by

Landlord’s willful misconduct to the extent such injury is not covered by insurance (a) carried by Tenant or such person, or (b) required by this Lease to be carried by Tenant; provided, however, that Landlord shall not under any circumstances be liable for any consequential or indirect damages.
15.2    Tenant shall reimburse the Landlord Indemnified Parties for (as Additional Rent), and shall indemnify, defend upon request and hold such Landlord Indemnified Parties harmless from and against all costs, damages, claims, liabilities, expenses (including attorneys’ fees), losses, penalties and court costs suffered by or claimed against them, directly or indirectly, based on or arising out of, in whole or in part, (a) use and occupancy of the Premises or the business conducted therein, (b) any act or omission of Tenant or any Invitee, (c) any breach of Tenant’s obligations under this Lease, including failure to comply with Laws or surrender the Premises upon the expiration or earlier termination of the Lease Term, or (d) any entry by Tenant or any Invitee upon the Land prior to the Effective Date.
15.3    No landlord hereunder shall be liable for any obligation or liability based on or arising out of any event or condition occurring during the period that such landlord was not the owner of such Building or a landlord’s interest therein. Within five (5) days after request, Tenant shall attorn to such transferee and execute, acknowledge and deliver any document submitted to Tenant confirming such attornment.
15.4    Tenant shall not have the right to set off or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord, which action shall not be consolidated with any action of Landlord.
15.5    If Tenant or any Invitee is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord’s estate and interest in either Building. No other asset of Landlord, any partner, director, member, officer or trustee of Landlord (each, an “officer”) or any other person or entity shall be available to satisfy or be subject to such judgment, nor shall any officer or other person or entity be held to have personal liability for satisfaction of any claim or judgment against Landlord or any officer. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor any Landlord Indemnified Parties shall under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business) in connection with or relating to this Lease.
ARTICLE XVI
RULES
16.1    Tenant and Invitees shall at all times abide by and observe the rules specified in Exhibit C. Tenant and Invitees shall also abide by and observe any other rule that Landlord may promulgate from time to time for the operation and maintenance of each Building, provided that notice thereof is given and such rule is not inconsistent with the provisions of this Lease. All rules shall be binding upon Tenant and enforceable by Landlord as if they were contained herein. Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for the violation of such rules by any other tenant or its employees, agents, assignees, subtenants, invitees or licensees. Landlord shall use reasonable efforts not to enforce any rule or regulation in a manner which unreasonably discriminates among similarly situated tenants.
ARTICLE XVII
DAMAGE OR DESTRUCTION
17.1    If the Premises or either Building are totally or partially damaged or destroyed thereby rendering the 450 Premises and/or the 485 Premises totally or partially inaccessible or unusable, then, subject to the other provisions of this Article XVII, Landlord shall diligently repair and restore the Premises and each Building to substantially the same condition they were in prior to such damage or destruction; provided, however, that if in Landlord’s judgment such repair and restoration cannot be completed within ninety (90) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord shall have the right to terminate this Lease by giving written notice of termination within sixty (60) days after the occurrence of such damage or destruction. If this Lease is terminated pursuant to this Article, then rent shall be apportioned (based on the portion of the Premises which is usable after such damage or destruction) and paid to the date of termination. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay rent only for the portion of the Premises that is usable while such repair and restoration are being made; provided, however, that if such damage or destruction was caused by the act or omission of Tenant or any Invitee, then Tenant shall not be entitled to any such rent reduction. After receipt of all insurance proceeds (including proceeds of insurance maintained by Tenant), Landlord shall proceed with and bear the expenses of such repair and restoration of the Premises and each Building; provided, however, that (a) if such damage or destruction was caused by the act or omission of Tenant or any Invitee, then Tenant shall pay Landlord’s deductible and the amount by which such expenses exceed the insurance proceeds, if any, actually received by Landlord on account of such damage or destruction, (b) Tenant shall pay the amount by which the cost of restoring any item which Landlord is required to restore and Tenant is required to insure exceeds the insurance proceeds received with respect thereto, and (c) Landlord shall not be required to repair or restore any of the original tenant improvements installed pursuant to Exhibit B, any Alterations or any other contents of the Premises (including, without limitation, Tenant’s trade fixtures, decorations, furnishings, equipment or personal property). Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease if (1) insurance proceeds are insufficient to pay the full cost of such repair and restoration, (2) the holder of any Mortgage fails or refuses to make such insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws or regulations do not permit such repair and restoration, or (4) either Building is damaged by fire or casualty (whether or not the Premises has been damaged) to such an extent that Landlord decides, in its sole and absolute discretion, not to rebuild or reconstruct such Building.

ARTICLE XVIII
CONDEMNATION
18.1    If one-third or more of the Premises, or the use or occupancy thereof, shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, “condemned”), then this Lease shall terminate on the day prior to the date title thereto vests in such authority and rent shall be apportioned as of such date. If less than one-third of the Premises or occupancy thereof is condemned, then this Lease shall continue in full force and effect as to the part of the Premises not so condemned, except that as of the date title vests in such authority Tenant shall not be required to pay rent with respect to the part of the Premises so condemned. Notwithstanding anything herein to the contrary, if twenty-five percent (25%) or more of the Land or either Building is condemned, then whether or not any portion of the Premises is condemned, Landlord shall have the right to terminate this Lease as of the date title vests in such authority.
18.2    All awards, damages and other compensation paid on account of such condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation. Tenant shall not make any claim against Landlord or such authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for relocation expenses and for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense and which Tenant is entitled pursuant to this Lease to remove at the expiration or earlier termination of the Lease Term, provided that such claim shall in no way diminish the award, damages or compensation payable to or recoverable by Landlord in connection with such condemnation.
ARTICLE XIX
DEFAULT
19.1    Each of the following shall constitute an “Event of Default”: (a) Tenant’s failure to make when due any payment of the Base Rent, Additional Rent or other sum; provided, however, that with respect to the first such failure in any twelve (12) month period only, no Event of Default shall be deemed to have occurred unless such failure continues for a period of five (5) days after Landlord delivers written notice thereof to Tenant; (b) Tenant’s failure to perform or observe any covenant or condition of this Lease not otherwise specifically described in this Section 19.1; provided, however, that with respect to the first such failure as to any particular Article of this Lease in any twelve (12) month period only, no Event of Default shall be deemed to have occurred unless such failure continues for ten (10) days after Landlord delivers written notice thereof to Tenant, or such shorter period as is appropriate if such failure can be cured in a shorter period; provided, however, that such cure period shall not be applicable if, in Landlord’s sole and absolute discretion, such failure raises a life/safety issue with respect to either Building or its occupants or visitors, including but not limited to, a threat of personal injury or continuing physical injury to either Building, or if such failure is affecting another tenant’s use or occupancy of either Building, the Office Park or its premises; (c) Tenant’s abandonment of or failure to continuously occupy the Premises or diligently operate its business at the Premises; (d) an Event of Bankruptcy as specified in Article XX; (e) Tenant’s dissolution or liquidation; (f) any Environmental Default as specified in Section 6.4; or (g) any subletting, assignment, transfer, mortgage or other encumbrance of the Premises or this Lease not permitted by Article VII; or (h) any default by Tenant or any affiliate of Tenant under any other instrument entered into with or for the benefit of Landlord or any affiliate of Landlord.
19.2    If there shall be an Event of Default, then the provisions of this Section shall apply. Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant’s right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit, and Tenant hereby waives any other notice to quit or notice of Landlord’s intention to re-enter the Premises or terminate this Lease. If necessary, Landlord may proceed to recover possession of the Premises under applicable Laws, or by such other proceedings, including re-entry and possession, as may be applicable. If Landlord elects to terminate this Lease and/or elects to terminate Tenant’s right of possession, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, however, to Tenant’s liability for all Base Rent, Additional Rent and other sums specified herein. Whether or not this Lease and/or Tenant’s right of possession is terminated, Landlord shall have the right, at its sole option, to terminate any renewal or expansion right contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for Tenant’s default) and on such terms and conditions (which may include any concessions or allowances granted by Landlord) as Landlord, in its sole and absolute discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises or to collect any rent due upon such reletting. Whether or not this Lease and/or Tenant’s right of possession is terminated or any suit is instituted, Tenant shall be liable for any Base Rent, Additional Rent, damages or other sum which may be due or sustained prior to such default, and for all costs, fees and expenses (including, but not limited to, attorneys’ fees and costs, brokerage fees, expenses incurred in enforcing any of Tenant’s obligations under the Lease or in placing the Premises in first-class rentable condition, advertising expenses, and any concessions or allowances granted by Landlord) incurred by Landlord in pursuit of its remedies hereunder and/or in recovering possession of the Premises and renting the Premises to others from time to time plus other actual or consequential damages suffered or incurred by Landlord on account of Tenant’s default (including, but not limited to late fees or other charges incurred by Landlord under any Mortgage). Tenant also shall be liable for additional damages which at Landlord’s election shall be either one or a combination of the following: (a) an amount equal to the Base Rent and Additional Rent due or which would have become due from the date of Tenant’s default through the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any Additional Rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant’s default and continuing until the date on which the Lease Term would have expired but for Tenant’s default, it being understood that separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord’s rights as set forth herein and Landlord’s cause of action shall be deemed not to have accrued until the expiration of the Lease Term), and it being further understood that if Landlord elects to bring suits from time to time prior to reletting the Premises, Landlord shall be entitled to its full damages through the date of the award of damages without regard to any Base Rent, Additional Rent or other sums that are or may be projected to be received by Landlord upon reletting of the Premises; or (b) an amount equal to the sum of (i) all Base Rent, Additional Rent and other sums due or which would be due and payable under this Lease as of the date of Tenant’s default through the end of the scheduled Lease Term, plus (ii) the expenses (including broker and attorneys’ fees) and value of all vacancy periods projected by Landlord to be incurred in connection with the reletting of the Premises, minus (iii) any Base Rent, Additional Rent and other sums which Tenant proves by a preponderance of the evidence would be received by Landlord upon reletting of the Premises from the end of the vacancy period projected by Landlord through the expiration of the scheduled Lease Term. Such amount shall be discounted using a discount factor equal to the yield of the Treasury Note or Bill, as appropriate, having a maturity period approximately commensurate to the remainder of the Lease Term, and such resulting amount shall be payable to Landlord in a lump sum on demand, it being understood that upon payment of such liquidated and agreed final damages, Tenant shall be released from further liability under this Lease with respect to the period after the date of such payment, and that Landlord may bring suit to collect any such damages at any time after an Event of Default shall have occurred. In the event Landlord relets the Premises together with other premises or for a term extending beyond the scheduled expiration of the Lease Term, it is understood that Tenant will not be entitled to apply any base rent, additional rent or other sums generated or projected to be generated by either such other premises or in the period extending beyond the scheduled expiration of the Lease Term (collectively, the “Extra Rent”) against Landlord’s damages. Similarly, in proving the amount that would be received by Landlord upon a reletting of the Premises as set forth in clause (iii) above, Tenant shall not take into account the Extra Rent. The provisions contained in this Section shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease. Nothing herein shall be construed to affect or prejudice Landlord’s right to prove, and claim in full, unpaid rent accrued prior to termination of this Lease. If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant’s right of possession.
19.3    Tenant hereby expressly waives, for itself and all persons claiming by, through or under it, any right of redemption, re-entry or restoration of the operation of this Lease under any present or future Law, including without limitation any such right which Tenant would otherwise have in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Premises as herein provided.

19.4    All rights and remedies of Landlord set forth in this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity, including those available as a result of any anticipatory breach of this Lease. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Landlord to exercise or enforce any of Landlord’s rights or remedies or Tenant’s obligations shall constitute a waiver of any such rights, remedies or obligations. Landlord shall not be deemed to have waived any default by Tenant unless such waiver expressly is set forth in a written instrument signed by Landlord. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.
19.5    If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, then the same shall not constitute a waiver of the same or of any other covenant, condition or agreement set forth herein, nor of any of Landlord’s rights hereunder. Neither the payment by Tenant of a lesser amount than the monthly installment of Base Rent, Additional Rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction. Landlord may accept the same without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.
19.6    If Tenant fails to make any payment to any third party or to do any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act. The taking of such action by Landlord shall not be considered a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default. If Landlord elects to make such payment or do such act, then all expenses incurred by Landlord, plus interest thereon at a rate (the “Default Rate”) equal to the greater of eighteen percent (18%) per annum or the rate per annum which is five (5) whole percentage points higher than the prime rate published in the Money Rates section of the Wall Street Journal, from the date incurred by Landlord to the date of payment thereof by Tenant, shall constitute Additional Rent due hereunder; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by law.
19.7    If Tenant fails to make any payment of Base Rent, Additional Rent or any other sum on or before the date such payment is due and payable (without regard to any grace period specified in Section 19.1), then Tenant shall pay to Landlord a late charge of five percent (5%) of the amount of such payment. In addition, such payment and such late fee shall bear interest at the Default Rate from the date such payment or late fee, respectively, became due to the date of payment thereof by Tenant; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by law. Such late charge and interest shall constitute Additional Rent due hereunder without any notice or demand.
19.8    As security for the performance of Tenant’s obligations, Tenant grants to Landlord a lien upon and a security interest in Tenant’s existing or hereafter acquired personal property, inventory, furniture, furnishings, fixtures, equipment, licenses, permits and all other tangible and intangible property, assets and accounts, and all additions, modifications, products and proceeds thereof, including, without limitation, such tangible property which has been used at the Premises, purchased for use at the Premises, located at any time in the Premises or used or to be used in connection with the business conducted or to be conducted in the Premises, whether or not the same may thereafter be removed from the Premises, and including, without limitation, all stock and partnership interests now or hereafter owned by Tenant, legally or beneficially, in any entity which manages, owns or operates the business to be conducted in or upon the Premises. Such lien shall be in addition to all rights of distraint available under applicable law. Within five (5) days after request from time to time, Tenant shall execute, acknowledge and deliver to Landlord a financing statement and any other document evidencing or establishing such lien and security interest which may be requested by Landlord. During the Lease Term, Tenant shall not sell, transfer or remove from the Premises any of the aforementioned tangible property without Landlord’s prior written consent, unless the same shall be promptly replaced with similar items of comparable value. In order to further assure Tenant’s performance of its obligations under this Lease, Tenant covenants that during the Lease Term, it will not convey or otherwise transfer its assets or permit its assets to be encumbered to the extent that any such conveyance, transfer or encumbrance is not done in the ordinary course of Tenant’s business or would materially and adversely affect the net worth of Tenant.
19.9    If more than one natural person or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. If Tenant is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several. No waiver, release or modification of the obligations of any such person or entity shall affect the obligations of any other such person or entity.
19.10    Should either party institute any action or proceeding to enforce or interpret this Lease or any provision hereof, for damages by reason of any alleged breach of this Lease or of any provision hereof, or for a declaration of rights hereunder, the prevailing party (as determined by the applicable court pursuant to any non-appealable or un-appealed judgment) in any such action or proceeding shall be awarded from the other party all costs and expenses, including, without limitation, attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding.
ARTICLE XX
BANKRUPTCY
20.1    An “Event of Bankruptcy” is the occurrence with respect to any of Tenant, a Guarantor or any other person liable for Tenant’s obligations hereunder (including, without limitation, any general partner (or, if Tenant is a limited liability company, any member of

Tenant) of Tenant (a “General Partner”)) of any of the following: (a) such person becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”) or under the insolvency laws of any state (the “Insolvency Laws”); (b) appointment of a receiver or custodian for any property of such person, or the institution of a foreclosure or attachment action upon any property of such person; (c) filing by such person of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against such person as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within thirty (30) days after filing, or (2) results in the issuance of an order for relief against the debtor; or (e) such person making or consenting to an assignment for the benefit of creditors or a composition of creditors; (f) such person submitting (either before or after execution hereof) to Landlord any financial statement containing any material inaccuracy or omission; or (g) a decrease by fifty percent (50%) or more of such person’s net worth below the net worth of such person as of the date hereof. At any time upon not less than five (5) days’ prior written notice, Tenant shall submit such information concerning the financial condition of any such person as Landlord may request. Tenant warrants that all such information heretofore and hereafter submitted is and shall be correct and complete.
20.2    Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article XIX; provided, however, that while a case (the “Case”) in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord’s right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of Tenant or its trustee in bankruptcy (collectively, “Trustee”) to assume or assume and assign this Lease pursuant to the Bankruptcy Code. After the commencement of a Case: (i) Trustee shall perform all post-petition obligations of Tenant under this Lease; and (ii) if Landlord is entitled to damages (including, without limitation, unpaid rent) pursuant to the terms of this Lease, then all such damages shall be entitled to administrative expense priority pursuant to the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of assignment, and any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assumption. Trustee shall not have the right to assume or assume and assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Trustee as debtor in possession or Trustee’s assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee fails to assume or assume and assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case, then Trustee shall be deemed to have rejected this Lease. If this Lease is rejected or deemed rejected, then Landlord shall have all rights and remedies available to it pursuant to Article XIX. Adequate assurance of future performance shall require, among other things, that the following minimum criteria be met: (1) Tenant’s gross receipts in the ordinary course of business during the thirty (30) days preceding the Case must be greater than ten (10) times the next monthly installment of Base Rent and Additional Rent due; (2) Both the average and median of Tenant’s monthly gross receipts in the ordinary course of business during the seven (7) months preceding the Case must be greater than the next monthly installment of Base Rent and Additional Rent due; (3) Trustee must pay its estimated pro-rata share of the cost of all services performed or provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of Base Rent) in advance of the performance or provision of such services; (4) Trustee must agree that Tenant’s business shall be conducted in a first-class manner, and that no liquidating sale, auction or other non-first-class business operation shall be conducted in the Premises; (5) Trustee must agree that the use of the Premises as stated in this Lease shall remain unchanged and that no prohibited use shall be permitted; (6) Trustee must agree that the assumption or assumption and assignment of this Lease shall not violate or affect the rights of other tenants of either Building or the Office Park; (7) Trustee must pay at the time the next monthly installment of Base Rent is due, in addition to such installment, an amount equal to the monthly installments of Base Rent, and Additional Rent due for the next six (6) months thereafter, such amount to be held as a security deposit; (8) Trustee must agree to pay, at any time Landlord draws on such security deposit, the amount necessary to restore such security deposit to its original amount; (9) Trustee must comply with all duties and obligations of Tenant under this Lease; and (10) all assurances of future performance specified in the Bankruptcy Code must be provided.
ARTICLE XXI
SUBORDINATION
21.1    This Lease is subject and subordinate to the lien, provisions, operation and effect of all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber either the Building or the Land (collectively, “Mortgages”), to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage and Tenant shall execute, acknowledge and deliver all documents required by such holder in confirmation thereof.
21.2    Tenant shall at Landlord’s request promptly execute any requisite or appropriate document confirming the foregoing subordination. Tenant appoints Landlord as Tenant’s attorney-in-fact to execute any such document for Tenant. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and Tenant’s obligations hereunder in the event any foreclosure proceeding is prosecuted or completed or in the event either Building, the Land or Landlord’s interest therein is transferred by foreclosure, by deed in lieu of foreclosure or otherwise. Landlord agrees to provide a non-disturbance agreement from the holder of the current Mortgage on the form attached hereto as Exhibit H. Landlord agrees to use commercially reasonable efforts to obtain from future holders of each Mortgage a subordination and nondisturbance agreement on such holder’s then current standard form. If this Lease is not extinguished upon any such transfer or by the transferee following such transfer, then, at the request of such transferee, Tenant shall attorn to such transferee and shall recognize such transferee as the landlord under this Lease. Tenant agrees that upon any such attornment, such transferee shall not be (a) bound by any payment of the Base Rent or Additional Rent more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, but only to the extent such prepayments have been delivered to such transferee, (b) bound by any amendment of this Lease made without the consent of the holder of each Mortgage existing as of the date of such amendment, (c) liable for damages for any breach, act or omission of any prior landlord, or (d) subject to any offsets or defenses which Tenant might have against any prior landlord; provided, however, that after succeeding to Landlord’s interest under this Lease, such transferee shall agree to perform in accordance with the terms of this Lease all obligations of Landlord arising after the date of transfer. Within five (5) days after the request of such transferee, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.
21.3    If any prospective or current holder of a Mortgage requires that modifications to this Lease be obtained, and provided that such modifications (a) are reasonable, (b) do not adversely affect in a material manner Tenant’s use of the Premises as herein permitted, and (c) do not increase the rent and other sums to be paid by Tenant, then Landlord may submit to Tenant an amendment to this Lease incorporating such required modifications, and Tenant shall execute, acknowledge and deliver such amendment to Landlord within five (5) days after Tenant’s receipt thereof.
21.4    If (a) either Building or the Land, or both, are at any time subject to a Mortgage, (b) this Lease and rent payable hereunder is assigned to the holder of the Mortgage, and ( c) the Tenant is given notice of such assignment, including the name and address of the assignee, then, in that event, Tenant shall not terminate this Lease or make any abatement in the rent payable hereunder for any default on the part of the Landlord without first giving notice, in the manner provided elsewhere in this Lease for the giving of notices, to the holder of such Mortgage, specifying the default in reasonable detail, and affording such holder a reasonable opportunity to make performance, at its election, for and on behalf of the Landlord, except that (x) such holder shall have at least 30 days to cure the default; (y) if such default cannot be cured with reasonable diligence and continuity within 30 days, such holder shall have any additional time as may be reasonably necessary to cure the default with reasonable diligence and continuity; and (z) if the default cannot reasonably be cured without such holder having obtained possession of the Building, such holder shall have such additional time as may be reasonably necessary under the circumstances to obtain possession of the Building and thereafter to cure the default with reasonable diligence and continuity. If more than one such holder makes a written request to Landlord to cure the default, the holder making the request whose lien is the most senior shall have such right.
ARTICLE XXII
HOLDING OVER
22.1    Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises, because Landlord will require an extensive period to locate a replacement tenant and because Landlord plans its entire leasing and renovation program for each Building in reliance on its lease expiration dates. Tenant also acknowledges that if Tenant fails to surrender the Premises or any portion thereof at the expiration or earlier termination of the Lease Term, then it will be conclusively presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Base Rent and Additional Rent that would have been payable had the Lease Term continued during such holdover period. Therefore, if Tenant (or anyone claiming through Tenant) does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term, then Tenant shall automatically forfeit all rights to the security deposit then being held by Landlord pursuant to this Lease and the rent payable by Tenant hereunder shall be increased to equal the greater of (1) one hundred twenty-five percent (125%) of the fair market rent for the entire Premises, or (2) double the Base Rent, Additional Rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period. Such rent shall be computed by Landlord and paid by Tenant on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Notwithstanding any other provision of this Lease, Landlord’s acceptance of such rent shall not in any manner adversely affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and to recover all damages. Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto.
ARTICLE XXIII
COVENANTS OF LANDLORD
23.1    Landlord covenants that it has the right to enter into this Lease, and that if Tenant shall perform timely all of its obligations hereunder, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy the full possession of the Premises without hindrance by Landlord or any party claiming through or under Landlord. 23.2 Landlord reserves the following rights: (a) to change the street address and name of either Building; (b) to change the arrangement and location of entrances, passageways, doors, doorways, corridors, stairs, toilets or other public parts of either Building; (c) to erect, use and maintain pipes, wires, structural supports, ducts and conduits in and through the Premises; (d) to grant to anyone the exclusive right to conduct any particular business in either Building not inconsistent with Tenant’s permitted use of the Premises; (e) to exclusively use and/or lease the roof areas, the sidewalks and other exterior areas; (f) to resubdivide the Land or to combine the Land with other lands; (g) to relocate any parking areas designated for Tenant’s use; (h) if Tenant vacates either Premises prior to the expiration of the Lease Term, to make Alterations to or otherwise prepare the Premises for reoccupancy without relieving Tenant of its obligation to pay all Base Rent, Additional Rent and other sums due under this Lease through such expiration; (i) to construct improvements (including kiosks) on the Land and in the public and common areas of each Building; (j) to prohibit smoking in the entirety of each Building or portions thereof (including the Premises) and on the Land, so long as such prohibitions are in accordance with applicable law; and (k) if any excavation or other substructure work shall be made or authorized to be made upon land adjacent to either Building or the Land, to enter the Premises for the purpose of doing such work as is required to preserve the walls of each Building and to preserve the land from injury or damage and to support such walls and land by proper foundations.

Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance of Tenant’s business or use or occupancy of the Premises.
ARTICLE XXIV
PARKING
24.1    Landlord shall provide to Tenant, at no additional cost during the Term, the following parking rights: (i) with respect to the 450 Premises, the right to park one (1) standard size automobile in each of 41 (or 3.0 spaces per 1,000 r.s.f. of the 450 Premises then being leased by Tenant) parking spaces (the “450 Parking Spaces”) located on the surface parking lot area abutting the 450 Building (the “450 Parking Area”), which 450 Parking Area is as shown on Exhibit G attached hereto and made a part hereof, and (ii) with respect to the 485 Premises, the right to park one (1) standard size automobile in each of 59 (or 3.0 spaces per 1,000 r.s.f. of the 485 Premises then being leased by Tenant) parking spaces (the “485 Parking Spaces”) located on the surface parking lot area abutting the 485 Building (the “485 Parking Area”), which 485 Parking Area is as shown on Exhibit G attached hereto and made a part hereof, (the 450 Parking Area and 485 Parking Area are together referred to herein as the “Parking Facilities”) (the 450 Parking Spaces and 485 Parking Spaces are together referred to herein as the “Parking Spaces”). Landlord reserves the right to institute either a valet parking system or a self-parking system with respect to all or any part of the Parking Facilities. Use of the Parking Facilities is on a first-come, first-serve, basis and the foregoing Parking Spaces shall be unreserved, except as provided below. Notwithstanding the foregoing, Tenant shall have five (5) of the 450 Parking Spaces and five (5) of the 485 Parking Spaces designated for reserved spaces (collectively, the “Reserved Parking Spaces”) (as designated as the Reserved Parking Spaces on the Exhibits G-1 and G-2, respectively). Tenant shall not assign, sublet or transfer any of the Parking Spaces. Any attempted assignment, sublet, or transfer shall be void. Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Facilities and shall at all times abide by all rules and regulations governing the use of the Parking Facilities promulgated by Landlord. Landlord reserves the right to restrict use of the Parking Facilities during periods repairs and during periods of unusually inclement weather. Landlord does not assume any responsibility, and shall not be held liable, for any damage or loss to any automobile or personal property on or about the Parking Facilities, or for any injury sustained by any person on or about the Parking Facilities.
24.2    Tenant shall install signs, at Tenant’s cost but subject to Landlord’s prior approval and in compliance with all applicable Laws, marking the Reserved Parking Spaces as being reserved for Tenant and its Invitees during Tenant’s business hours. Landlord shall have no obligation to monitor the use of the Reserved Parking Spaces and/or to remove (or cause to be removed) any vehicles from the Reserved Parking Spaces.
ARTICLE XXV
REIT MATTERS
25.1    It is intended that all rent payable by Tenant to Landlord, which includes for purposes of this Section 24.1 all sums, charges, or amounts of whatever nature to be paid by

Tenant to Landlord in accordance with the provisions of this Lease, shall qualify as “rents from real property” within the meaning of Section 512(b)(3) and 856(d) of the Internal Revenue Code (as amended, the “Code”) and the regulations thereunder (the “Tax Regulations”). If Landlord, in its sole discretion, determines that there is any risk that all or part of any rent shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code and Tax Regulations, Tenant agrees to (i) cooperate with Landlord by entering into such amendment or amendments to the Lease as Landlord deems necessary to qualify all rent as “rents from real property”, and (ii) permit an assignment of this Lease, in each case provided, such amendments or assignment will not have a material economic impact on Tenant.
25.2    Without limiting Landlord’s right to withhold its consent to any transfer by Tenant, and regardless of whether Landlord shall have consented to any such transfer, neither Tenant, nor any other person having an interest in the possession, use, or occupancy of any portion of the Premises, shall enter into any sublease, license, concession, assignment, or other transfer or agreement for possession, use, or occupancy of all or any portion of the Premises which provides for rental or other payment for such use, occupancy, or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used, or occupied, and any such purported sublease, license, concession, assignment, or other transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the Premises. There shall be no deduction from the rental payable under any sublease or other transfer nor from the amount of the rental passed on to any person or entity, for any expenses or costs related in any way to the subleasing or transfer of such space.
ARTICLE XXVI
EXTENSION OF LEASE TERM
26.1    Tenant shall have and is hereby granted one option (the “Extension Option”) to extend the Lease Term for the entire Premises for an additional period of five (5) consecutive years (the “Extension Period”), provided that (i) Tenant gives written notice to Landlord of its election to exercise the Extension Option ( the “Extension Option Exercise Notice”) no earlier than fifteen (15) months and no later than twelve (12) months prior the expiration of the initial Lease Term, (ii) Tenant has not assigned this Lease (other than to a Qualified Tenant Affiliate) and is then in possession (either by itself or along with a Qualified Tenant Affiliate) of no less than eighty percent (80%) of the Premises, (iii) no Event of Default by Tenant under this Lease has occurred and then remains uncured, and (iv) no Event of Default occurs between the date that Tenant exercises the Extension Option and the commencement of the Extension Period.
26.2    All terms and conditions of this Lease, including without limitation, all provisions governing the payment of Rent, shall remain in full force and effect during the Extension Period except the Base Rent payable during the Extension Period shall be at the current market rental rate with respect to comparable renewal terms of comparable space in the Herndon submarket of Fairfax County, Virginia (the “Market Area”) at the time of the commencement of the Extension Period, taking into consideration the difference between any tenant improvements allowances, free rent and similar Tenant concessions offered by Landlord in its sole discretion and the market tenant improvement allowances, free rent and similar concessions then being offered for such comparable transactions (the “Market Rate”) at the time of the commencement of the Extension Period, with subsequent escalations in Base Rent thereafter to be determined by market practice with respect to comparable space therein. Landlord and Tenant shall negotiate to determine the amount of Base Rent for the Extension Period within thirty (30) days of the date of Landlord’s receipt of Tenant’s written notice of its election to exercise the Extension Option (the “Negotiation Period”).
26.3    In the event Landlord and Tenant are unable to agree upon the Base Rent for the Extension Period within the Negotiation Period, then the Base Rent for the Extension Period shall be the Market Rate determined by binding arbitration in accordance with the following procedures. Within fifteen (15) business days after the expiration of the Negotiation Period, Landlord and Tenant shall each select a real estate broker (based on the criteria set forth in Section 26.4 below). Within twenty (20) days of their selection, each broker shall make a written determination of the Market Rental Rate for the Extension Period based upon comparable extension terms for comparable space in the in the Market Area. All determinations of the Market Rate shall be in writing. The party appointing each broker shall be obligated, promptly after receipt of the valuation report prepared by the broker appointed by such party, to deliver a copy of such valuation report to the other party. If the Market Rate determination of the broker designated by Landlord is within five percent (5%) of the Market Rate determination of the broker designated by Tenant, then the Base Rent for the Extension Period shall be the average of the two Base Rent determinations for the Extension Period. If the Market Rate determinations of these two brokers vary by more than five percent (5%), then a third broker shall be selected by the initial two brokers within fifteen (15) business days after the initial two valuation reports have been delivered to the parties (the third broker also having the qualifications set forth in Section 26.4 below). If a third broker is appointed, the third broker shall review the valuation reports of the initial two brokers and select the one of the initial two valuation reports that reflects such criteria for the Market Rate for the Extension Period. The third broker shall promptly deliver a report of his/her determination to each of the parties. The determination of the Market Rate for the Extension Period pursuant to this Section 26.3 shall be binding upon Landlord and Tenant. The expenses of each of the first two brokers appointed under this Section 26.3 shall be borne by the party appointing such broker. The expenses of the third broker appointed under this Section 26.3 shall be paid one-half (½) by Landlord and one-half (½) by Tenant.
26.4    The real estate brokers selected by Landlord and Tenant shall have the following qualifications: (i) must be a licensed real estate broker in the Commonwealth of Virginia; (ii) must have a minimum of ten (10) years’ experience in commercial leasing in the Market Area; (iii) must be an active broker in the Market Area and known for commercial leasing expertise; (iv) in the case of the third broker only, must have experience representing both landlords and tenants; (v) in the case of the third broker only, is not then representing either Landlord or Tenant; and (vi) in the case of the third broker only, shall not have been involved in any disputes with Landlord, Tenant or any of the other brokers. In the event that real estate brokers with the qualifications described in this Section 26.4 are unavailable, qualified consultants with similar qualifications may be substitutes.

26.5    Following the determination of the Base Rent for the Extension Period pursuant to Section 26.2 or Section 26.3 above, Landlord shall prepare an amendment modifying this Lease to set forth the applicable (so determined) Base Rent for the Premises during the Extension Period. Tenant shall execute and deliver the amendment to Landlord within fifteen (15) days after Landlord delivers same to Tenant. If Tenant fails to execute the amendment and deliver the same to Landlord within fifteen (15) days after Landlord tenders the amendment to Tenant, at Landlord’s election, Tenant’s right to extend the Lease Term for the Extension Period shall become null and void. In the event that any of the conditions set forth in Section 26.1 above are not satisfied, then this Lease shall end on the Lease Expiration Date, as applicable, unless earlier terminated in accordance with the terms hereof.
26.6    Notwithstanding anything to the contrary contained in this Article XXVI, the foregoing Extension Option shall be personal to HawkEye 360, Inc. and cannot be exercised by any assignee (other than a Qualified Tenant Affiliate), subtenant or any other person or entity.
ARTICLE XXVII
GENERAL PROVISIONS
27.1    Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises or either Building except as herein expressly set forth, and no right, privilege, easement or license is being acquired by Tenant except as herein expressly set forth.
27.2    Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant. Tenant shall not use the name of either Building or the Office Park for any purpose other than as the address of the business to be conducted by Tenant in the Premises, use the name of either Building or the Office Park as Tenant’s business address after Tenant vacates the Premises, or do or permit to be done anything in connection with Tenant’s business or advertising which in the reasonable judgment of Landlord may reflect unfavorably on Landlord or either Building or the Office Park or confuse or mislead the public as to any apparent connection or relationship between Landlord, the Buildings and Tenant.
27.3    Landlord and Tenant each warrants to the other that in connection with this Lease it has not employed or dealt with any broker, agent or finder, other than the Brokers. Landlord acknowledges that Landlord shall pay any commission or fee due to the Brokers pursuant to a separate agreement. Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Brokers.
27.4    any time and from time to time, upon not less than five (5) days’ prior written notice, Tenant and each subtenant, assignee, licensee or concessionaire or occupant of Tenant shall execute, acknowledge and deliver to Landlord and/or any other person or entity designated by Landlord, a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which the rent and any other charges have been paid; (c) whether or not Landlord is in default in the performance of any obligation, and if so, specifying the nature of such default; (d) the address to which notices to Tenant are to be sent; (e) that this Lease is subject and subordinate to all Mortgages encumbering the Buildings or the Land; (f) that Tenant has accepted the Premises and that all work thereto has been completed (or if such work has not been completed, specifying the incomplete work); and (g) such other matters as Landlord may reasonably request. Any such statement may be relied upon by any owner of either Building or the Land, any prospective purchaser of either Building or the Land, any holder or prospective holder of a Mortgage or any other person or entity. Tenant acknowledges that time is of the essence to the delivery of such statements and that Tenant’s failure to deliver timely such statements may cause substantial damages resulting from, for example, delays in obtaining financing secured by either Building. Tenant shall be liable for all such damages. If any such statement is not delivered timely by Tenant, then all matters contained in such statement shall be deemed true and accurate.
27.5    LANDLORD, TENANT, ALL GUARANTORS AND ALL GENERAL PARTNERS EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. TENANT CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION AT THE PREMISES; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE PREMISES. LANDLORD, TENANT, ALL GUARANTORS AND ALL GENERAL PARTNERS EACH WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE JURISDICTION IN WHICH EACH BUILDING IS LOCATED, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.
27.6    All notices or other communications required under this Lease shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the next business day after deposit with a recognized overnight delivery service, or on the second day after being sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (a) if to Landlord, at each of the Landlord Notice Addresses specified in Article I; (b) if to Tenant, at the Tenant Notice Address specified in Article I. Either party may change its address for the giving of notices by notice given in accordance with this Section. If Landlord or the holder of any Mortgage notifies Tenant that a copy of any notice to Landlord shall be sent to such holder at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such holder, and no such notice shall be considered duly sent unless such copy is so sent to such holder. Any such holder shall have the rights set forth in Section 21.4. Any cure of Landlord’s default by such holder shall be treated as performance by Landlord.
27.7    Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby. Nothing contained in this Lease shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate allowed by law.
27.8    Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require such substitution.
27.9    The provisions of this Lease shall be binding upon and inure to the benefit of the parties and each of their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or subletting.
27.10    This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the parties hereto. Any representation, inducement, warranty, understanding or agreement that is not expressly set forth in this Lease shall be of no force or effect. This Lease may be modified or changed in any manner only by an instrument signed by both parties. This Lease includes and incorporates all Exhibits attached hereto.
27.11    This Lease shall be governed by the Laws of the jurisdiction in which the Buildings are located. There shall be no presumption that this Lease be construed more strictly against the party who itself or though its agent prepared it, it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease.
27.12    Headings are used for convenience and shall not be considered when construing this Lease.
27.13    The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.
27.14    Time is of the essence with respect to each of Tenant’s obligations hereunder.
27.15    This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document. Faxed signatures shall have the same binding effect as original signatures.
27.16    Neither this Lease nor a memorandum thereof shall be recorded.
27.17    Landlord reserves the right to make reasonable changes and modifications to the plans and specifications for the 450 Building and 485 Building, each without Tenant’s consent,

provided such changes or modifications do not materially and adversely change the character of the 450 Building or 485 Building, respectively.
27.18    In the event of any sale or transfer by the then landlord hereunder of either Building, the landlord whose interest is thus sold or transferred (the “Selling Landlord”) shall be and hereby is completely released and forever discharged from and in respect of all covenants, obligations and liability as Landlord hereunder accruing after the date of such sale or transfer of such Building. Tenant agrees to cooperate with the Selling Landlord and party acquiring such Building (the “New Landlord”) to (i) amend this Lease, to remove therefrom the rights and obligations of Landlord and Tenant with respect to the portion of the Premises in the Building that is sold to, and owned by, the New Landlord, and (ii) enter into a new lease with the New Landlord that incorporates the rights and obligations of Landlord under this Lease with respect to the portion of the Premises in the Building that is sold to, and owned by, the New Landlord, it being understood that such new lease shall be on all the continuing terms and conditions of this Lease that apply to Premises in the Building that is sold; provided that such documents (a) are reasonable, (b) do not adversely affect in a material manner Tenant’s use of either Premises as herein permitted, (c) reflect the allocation of the then-current Security Deposit Amount between the lease for the 450 Premises and lease for the 485 Premises on a pro-rata basis (based on square footage), and (d) do not increase the rent and other sums to be paid by Tenant.
27.19    Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord (other than Base Rent), and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered “Additional Rent” payable pursuant to this Lease to be paid by Tenant no later than ten (10) days after the date Landlord notifies Tenant of the amount thereof. “Rent” or “rent” shall mean all Base Rent and Additional Rent due hereunder.
27.20    Tenant’s liabilities and obligations with respect to the period prior to the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.
27.21    If Landlord is in any way delayed or prevented from performing any obligation due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond Landlord’s reasonable control (whether similar or dissimilar to the foregoing events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay, interruption or prevention.
27.22    Landlord’s review, approval and consent powers (including the right to review plans and specifications) are for its benefit only. Such review, approval or consent (or conditions imposed in connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter.
27.23    The deletion of any printed, typed or other portion of this Lease shall not evidence the parties’ intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

27.24    At the expiration or earlier termination of the Lease Term, Tenant shall deliver to Landlord all keys and security cards to each Building and the Premises, whether such keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Premises.
27.25    Tenant and the person executing and delivering this Lease on Tenant’s behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Buildings are located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Buildings are located, and has the power and authority to enter into this Lease; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.
27.26    Any elimination or shutting off of light, air, or view by any structure which may be erected on lands adjacent to either Building or by any alterations to either Building undertaken in connection with any such structure shall in no way effect this Lease or impose any liability on Landlord, entitle Tenant to any compensation or abatement of any rent, release Tenant from its obligations under this Lease, constitute an actual or constructive eviction or otherwise affect this Lease.
27.27    This Lease is contingent upon the lender that currently holds the first lien which encumbers each Building approving the Lease. In the event that such lender does not approve the Lease, Landlord shall have the right to terminate this Lease.
27.28    Neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession, assignment or other agreement for use, occupancy or utilization for space in the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the party leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and Tenant agrees that any such proposed lease, sublease, license, concession, assignment or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.
27.29    Tenant (and any guarantor of this Lease), no later than fifteen (15) days prior to the date of Lease execution, and thereafter upon written request by Landlord, will provide Landlord with a copy of its most recent financial statements, consisting of a Balance Sheet, Earnings Statement, Statement of Changes in Financial Position, Statement of Changes in Owner’s Equity, and related footnotes, prepared in accordance with generally accepted accounting principles. Such financial statements must be either certified by a certified public accountant or sworn to as to their accuracy and completeness by Tenant’s (or the guarantor’s, if applicable) chief financial officer. The financial statements provided must be as of a date not more than twelve (12) months prior to the date of request. Landlord shall retain such statements in confidence, but may provide copies to any lender, potential lender, purchaser or potential purchaser in connection with a financing or potential financing or sale or potential sale of either Building or any interest therein or in Landlord.

27.30    Each of Landlord and Tenant, each as to itself, hereby represents its compliance with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224 (“Executive Order”) and all regulations promulgated under the International Emergency Economic Powers Act and the Trading with the Enemy Act. Each of Landlord and Tenant further represents and covenants (i) that it is not now, and will not in the future be, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control, (ii) that it is not now, and will not in the future be, owned 50 percent or more or otherwise controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and (iii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business, including without limitation having become so prohibited by being or becoming a citizen or resident of Iran, Syria, Sudan, Cuba or the Crimea region or of any other country, region or territory subject to sanctions. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address https://www.treasury.gov/resource-center/sanctions/SDNList/ Pages/default.aspx.
27.31    Tenant hereby agrees that it will not release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Lease. It is understood that the foregoing shall not preclude Tenant from discussing the substance or any relevant details of this Lease on a confidential basis with any of its attorneys, accountants, professional consultants, financial advisors, rating agencies, or potential lenders, as the case may be, or prevent it from complying with applicable Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements. In addition to any other remedies available to Landlord, Landlord shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Tenant and/or its Invitees in order to enforce the provisions of this Section 27.31.
ARTICLE XXVIII
ROOF PROVISIONS
28.1    Subject to the terms herein, (i) Tenant shall have the non-exclusive right to use a portion of the roof of the 485 Building, which portion shall be selected by Landlord in its reasonable discretion, for the installation of one (1) telecommunications antenna and one or more supplemental HVAC units (collectively, the “485 Roof Equipment”) and (ii) Tenant shall have the non-exclusive right to use a portion of the roof of the 450 Building, which portion shall be selected by Landlord in its reasonable discretion, for the installation of one or more supplemental HVAC units (collectively, the “450 Roof Equipment” and together with the 485 Roof Equipment, the “Roof Equipment”), provided that (i) Tenant has obtained all permits, licenses, variances, authorizations and approvals that may be required in order to install such Roof Equipment and any insurance required by Landlord, (ii) Tenant shall have obtained Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed,

(iii) Tenant installs any screen or other covering for the Roof Equipment that Landlord in its reasonable discretion may require (the size, type and style of which shall be subject to Landlord’s prior written approval) in order to camouflage or conceal the Roof Equipment, (vii) Tenant shall pay Landlord (within thirty (30) days after demand therefor) an amount equal to all cost incurred by Landlord to have an engineer review the plans and specifications for the Roof Equipment and the plans, specifications and method for attaching the Roof Equipment, and associated equipment, to the roof of each Building, (iv) the Roof Equipment does not affect any antenna, generator or other equipment that is on the roof of either Building and (v) the 485 Roof Equipment is used by Tenant solely in connection with Tenant’s business conducted in the 485 Premises, and the 450 Roof Equipment is used by Tenant solely in connection with Tenant’s business conducted in the 450 Premises, and none of the Roof Equipment is used, marketed, rented or sold to any other person or entity, (vi) the Roof Equipment is permitted under the laws, rules and regulations of the applicable county, state and any other governmental and quasi-governmental authorities having jurisdiction over the Buildings or the Landlord (including, but not limited to, the Federal Communications Commission and the Federal Aviation Administration, if applicable), and (vii) the Roof Equipment conforms to all such laws, rules and regulations. In addition, the style, color, materials and method of installation of the Roof Equipment must be approved by Landlord (in its sole discretion). Tenant shall maintain the Roof Equipment in good condition and repair and in compliance with all applicable Laws.
28.2    Prior to or contemporaneous with requesting Landlord’s approval of the installation of the Roof Equipment, Tenant shall provide to Landlord: (i) plans and specifications for the Roof Equipment (including size, height, weight and color (if other than black, white or gray)) and plans and specifications for installation thereof (the “Roof Equipment Plans”); (ii) copies of all required governmental and quasi-governmental permits, licensees, special zoning variances, and authorizations, all of which Tenant shall obtain at its own cost and expense; and (iii) a policy or certificate of insurance evidencing such insurance coverage as may reasonably be required by Landlord for the installation, operation and maintenance of the Roof Equipment and sufficient to cover, among other things, the indemnities from Tenant to Landlord provided in this Lease. Landlord may withhold its approval of the installation of the Roof Equipment if the installation, operation or removal of the Roof Equipment may (1) damage the structural integrity of either Building or void any warranty or guaranty applicable to the roof of either Building, (2) interfere with any service provided by Landlord to either Building or any tenant or occupant thereof, (3) interfere with the use of any part of either Building by any tenant or occupant in such Building, (4) cause the violation of any zoning ordinance or other governmental or quasi-governmental law, rule or regulation applicable to the Buildings, or (5) reduce the amount of leasable space within the either Building; provided, however, that in any of the foregoing instances Landlord and Tenant shall use good faith efforts to locate an alternate location on the roof. Tenant shall not be entitled to rely on any such approval as being a representation by Landlord that such installation and operation is permitted by or in accordance with any zoning ordinance or other governmental or quasi-governmental law, rule or regulation applicable to the Buildings.
28.3    Landlord, at its sole option and discretion, may require Tenant, at any time prior to the expiration of this Lease, to terminate the operation of the Roof Equipment if it is causing physical damage to the structural integrity of either Building or voids any warranty or guaranty applicable to the roof of either Building, interfering with any other service provided by such Building, materially interfering with any other tenant’s business, or causing the violation of any condition or provision of this Lease or any governmental or quasi-governmental law, rule or regulation applicable to the Buildings (now or hereafter in effect). If, however, Tenant can correct the damage or prevent said interference caused by the Roof Equipment to Landlord’s satisfaction within thirty (30) days, Tenant may restore its operation so long as Tenant promptly commences to cure such damage and diligently pursues such cure to completion. If the Roof Equipment is not completely corrected and restored to operation within thirty (30) days, Landlord, at its sole option, may require that such Roof Equipment be removed at Tenant’s expense. If Landlord shall require that the Roof Equipment be moved to another location on the roof, either to accommodate Landlord or to provide other tenants or occupants in either Building with access to the roof or the Property for placement of other antennas, other electrical equipment or other Landlord-approved uses or installations, Landlord shall have the right, at its sole expense, to relocate the Roof Equipment to another place on the roof.
28.4    At the expiration or earlier termination of the Term or upon termination of the operation of the Roof Equipment, at Tenant’s sole cost, the Roof Equipment and all cabling and other equipment relating thereto shall be removed from the Buildings and the area(s) where the Roof Equipment was located shall be restored to its condition existing prior to such installation, subject to normal wear and tear, in a manner and with materials reasonably determined by Landlord. Tenant hereby authorizes Landlord, following written notice to Tenant and a ten (10) day period to remove and dispose of the Roof Equipment, to remove and dispose of the Roof Equipment and charge Tenant for all reasonable costs and expenses actually incurred by Landlord in connection therewith. Tenant agrees that Landlord shall not be liable for any property disposed of or removed by Landlord. Tenant’s obligation to perform and observe this covenant shall survive the expiration or earlier termination of the term of this Lease.
28.5    Tenant covenants and agrees that the installation, operation and removal of the Roof Equipment will be at its sole risk. Tenant covenants and agrees absolutely and unconditionally to indemnify, defend and hold Landlord harmless from and against all claims, actions, damages, liability, judgments, settlements, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with the loss of life, personal or bodily injury, damage to property or business or any other loss or injury arising out of the installation, operation, maintenance or removal of the Roof Equipment, including without limitation, any loss or injury resulting from transmissions from the Roof Equipment.
28.6    The provisions of this Article XXVIII are personal to the Tenant originally named in this Lease and cannot be exercised by any assignee or subtenant or any other person or entity.
[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

LANDLORD:

SPRINGPARK PLACE LLC
a Delaware limited liability company

Penzance DC Real Estate Fund REIT LLC,
its Sole Member

Penzance DC Real Estate Fund REIT
Manager LLC
its Manger

By:	/s/ Michael L. Lefkowitz	[SEAL]
Name: Michael L. Lefkowitz
Title: Authorized Signatory

TENANT:

HAWKEYE 360, INC.
a Delaware corporation

By	/s/ John Serafini	[SEAL]
Name: John Serafini
Title: CEO
Signature Page to Lease
HawkEye 360, Inc. – Spring Park Place

A-1 - 1

EXHIBIT A-1
PLAN SHOWING 450 PREMISES

A-2 - 1

EXHIBIT B
WORK AGREEMENT
B - 1

EXHIBIT C
RULES AND REGULATIONS

C - 1

EXHIBIT D
CERTIFICATE AFFIRMING THE LEASE COMMENCEMENT DATE

D - 1

EXHIBIT E
RULES FOR CONTRACTORS

E - 1

EXHIBIT F
FORM OF LETTER OF CREDIT

F - 1

EXHIBIT G
PARKING AREA

G - 1

EXHIBIT H
FORM OF SNDA

H - 1

EXHIBIT I
PREMISES HVAC
I - 1